EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of May 25, 2016 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to
the U.S. Securities and Exchange Commission for the fiscal year ended
March 31, 2016

This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Table of Contents

FOREIGN EXCHANGE	4
SUMMARY	5
MAP	8
QUÉBEC	9
Overview	9
Constitutional Framework	9
Government	10
Native Peoples	10
ECONOMY	14
Economic Developments in 2015	14
Plan Nord	14
Investment in Bombardier	15
Economic Structure	17
Free Trade Agreements	25
GOVERNMENT FINANCES	27
Financial Administration	27
Consolidated Financial Transactions	28
2015-2016 Forecast	30
2016-2017 Forecast – Budget 2016-2017	30
Accounting Standard	31
Economic Assumptions	32
Consolidated Revenue	32
Consolidated Expenditure	35
Government Employees and Collective Unions	38
Consolidated Non-Budgetary Transactions	39
GOVERNMENT ENTERPRISES AND BODIES	41
Enterprises Included in the Government’s Reporting Entity	43
Government Bodies That Conduct Fiduciary Transactions Not Included in the Government’s Reporting Entity	46
PUBLIC SECTOR DEBT	48
Government Debt	49
Guaranteed Debt	53
Funded Debt of the Municipal Sector and Other Institutions	54

Government’s Commitments	55
WHERE YOU CAN FIND MORE INFORMATION	57
FORWARD-LOOKING STATEMENTS	57
SUPPLEMENTARY INFORMATION	58

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

(CAD per unit of foreign currency)
Foreign Currency	2012	2013	2014	2015	2016	(1)
United States Dollar	0.9996	1.0299	1.1045	1.2787	1.3516
Japanese Yen	0.0125	0.0106	0.0105	0.0106	0.0119
Swiss Franc	1.0662	1.1117	1.2078	1.3286	1.3699
Pound Sterling	1.5840	1.6113	1.8190	1.9540	1.9343
Australian Dollar	1.0353	0.9966	0.9963	0.9604	0.9986
Euro	1.2850	1.3681	1.4671	1.4182	1.5002
Hong Kong Dollar	0.1289	0.1328	0.1424	0.1649	0.1739
(1)	Monthly average through the end of April 2016.

Source : Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2016” and “2015-2016” refer to the fiscal year ended March 31, 2016, and, unless otherwise indicated, “2015” means the calendar year ended December 31, 2015. “Fiscal 2017” and “2016-2017” refer to the fiscal year that will end on March 31, 2017. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

SUMMARY

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy
(dollar amounts in millions, unless otherwise specified)
	2011	2012	2013	2014	2015
GDP at current market prices	344,735	354,040	361,211	370,064	376,088
% change - GDP in chained 2007(1)	1.9	1.0	1.2	1.5	1.1
Household income	304,487	318,665	327,998	336,683	347,258
Capital expenditures	37,010	40,192	38,365	34,288	33,853
International exports of goods	63,559	63,998	66,102	75,842	82,053
Population at July 1 (in thousands)	8,008	8,085	8,155	8,215	8,264
Unemployment rate	7.9	7.7	7.6	7.7	7.6
Consumer Price Index - % change	3.0	2.1	0.7	1.4	1.1
Average exchange rate (US$ per C$)	1.0111	1.0004	0.9710	0.9054	0.7820
(1)	Adjusted for the effects of inflation in the currency from year to year.

Consolidated Financial Transactions
Fiscal year ending March 31(1)
(dollar amounts in millions)
						Preliminary		Budget
						Results		Forecast
	2013		2014		2015	2016	(2)	2017
Own-source revenue	70,480	(3)	74,681		77,398	80,331		82,386
Federal transfers(4)	17,517	(5)	18,550	(5)	18,539	19,089		20,180
Total consolidated revenue	87,997		93,231		95,937	99,420		102,566
Expenditure	-80,673		-84,336		-85,531	-87,634		-89,720
Debt service	-9,839		-10,598		-10,270	-10,055		-10,418
Total consolidated expenditure	–90,512		–94,934		–95,801	–97,689		–100,138
Contingency reserve	—		—		—	–300		–400
Surplus (deficit) within the meaning of the public accounts	–2,515		–1,703		136	1,431		2,028
Deposits of dedicated revenues in the Generations Fund(6)	–961		–1,121		–1,279	–1,431		–2,028
Accounting changes	—		—		418	—		—
Exclusion of extraordinary loss - Closure of Gentilly-2	1,876		—		—	—		—
Consolidated budgetary balance within the meaning of the Balanced Budget Act	–1,600		–2,824		–725	—		—
Deposits of dedicated revenues in the Generations Fund	961		1,121		1,279	1,431		2,028
Extraordinary loss - Closure of Gentilly-2	–1,876		—		—	—		—
Consolidated budgetary balance	–2,515		–1,703		136	1,431		2,028
Non-budgetary transactions	–1,603		1,294		–1,088	–1,198		–3,818
Net financial requirements	–4,118		–409		–952	233		–1,790
(1)	Financial information is now presented on a consolidated basis, as in Budget 2016-2017.
(2)

The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the Budget 2016-2017, which was released on March 17, 2016. These preliminary results are subject to change.

(3)	Includes Hydro-Québec’s extraordinary loss of $1,876 million stemming from the closure of the Gentilly-2 nuclear power plant.
(4)	Federal transfers are presented on an accrual basis.
(5)

Includes an amount of $733 million for Fiscal 2013 and $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the Québec sales tax (QST) with the goods and services tax (GST).

(6)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

Funded Debt of Public Sector (net of sinking fund balances)
As of March 31
(dollar amounts in millions)(1)
					Preliminary
	2012	2013	2014	2015	Results 2016	(2)
Government Funded Debt
Borrowings - Government	150,380	158,981	167,242	176,632	179,316
Borrowings - to finance Government Enterprises	1,009	1,182	433	383	308
Government Guaranteed Debt(3)	38,514	39,631	40,361	41,662	43,843
Municipal Sector Debt	20,719	21,820	22,622	23,305	23,846
Other Institutions(4)	929	836	819	814	814
Public Sector Funded Debt(5)	211,551	222,450	231,477	242,796	248,127
Per capita ($)	26,419	27,515	28,386	29,556	30,027
As a percentage of(6)
GDP	61.4%	62.8%	64.1%	65.6%	66.0%
Household income	69.5%	69.8%	70.6%	72.1%	71.5%
(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)

The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the Budget 2016-2017, which was released on March 17, 2016. These preliminary results are subject to change.

(3)	Represents debt of Hydro-Québec.
(4)	Represents debt of the universities other than the Université du Québec and its constituents.
(5)	Includes debt covered by the Government’s commitments (see “Public Sector Debt – Government’s Commitments”).
(6)	Percentages are based upon the prior calendar year’s GDP and Household income.

Québec

Nunavut
Hudson Strait
Kangiqsujuaq
Nunavik Nickel
Ungava Bay
Kuujjuaq
Hudson Bay
Labrador Sea
Kuujjuarapik
Schefferville
James Bay
Radisson
La Grande Rivière
Churchill
Renard
Fermont
Matoush
Fire Lake
Tracé de 1927 du Conseil privé (non définitif)
Projet La Romaine
Manicouagan
Matagami
Havre-Saint-Pierre
Sept-Îles
Bachelor
Avila
Baie-Comeau
Amos
Saint-Félicien
Matane
Gaspé
Newfoundland and Labrador
Rouyn-Noranda
Saguenay
Golfe du Saint-Laurent
Val-d'Or
Mont-Joli
Fleuve Saint-Laurent
La Tuque
La Pocatière
Québec
New Brunswick
Prince Edward Island
Trois-Rivières
Bécancour
Gatineau
Windsor
Ontario
United States
Nova Scotia
Atlantic Ocean
Bromont
0
200 km
Mirabel
Varennes
Montréal
Longueuil
Vaudreuil-Dorion
Beauharnois

Economic Activities

- Airport
- Aluminum
- Electricity
- E Electronics
- Mine
- Port
- Chemical Products
- Forestry Products
- Transport

Boundaries

- Northern boundary of attributable forest
- Southern boundary of the area covered by Northern Territory

Borders

- International border
- Interprovincial border
- Québec – Newfoundland and Labrador border (non-definitive)

© Gouvernement du Québec, 2016

QUÉBEC

Overview

Québec is the largest by area of the ten provinces in Canada (1,667,712 square kilometers or 643,907 square miles, representing 17% of the geographical area of Canada) and the second largest by population (8.3 million, representing 23.0% of the population of Canada, as of January 2016). The population of Québec increased on average by 0.8% per year since 2011. Over the same period, the population of Canada increased on average by 1.1% per year.

Québec has a modern, developed economy. In 2015, the service sector contributed 76.1%, the manufacturing industry 14.6%, the construction industry 6.3% and the primary sector 3.0% to real GDP at basic prices in chained 2007 dollars. Québec’s real GDP represented 19.1% of Canada’s real GDP in 2015. The leading service industries in Québec are community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing and utilities. The leading manufacturing industries in Québec are food products, transportation equipment products (including aircraft, motor vehicles and parts), primary metal products (including aluminum smelting), petroleum and coal products, paper products, chemical products and fabricated metal products. Québec also has significant hydroelectric resources, generating 33.7% of the electricity produced in Canada in 2015.

Montréal and Ville de Québec, the capital of Québec, are the main centers of economic activity. Montréal is one of the important industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Port of Montréal is the leading container port in Eastern Canada and a major international port linked to more than 80 countries around the world. Situated on the St. Lawrence River, Port of Montréal provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 94% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal parliament and provincial legislatures as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each province has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Each province also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, all other matters of a purely local or private nature in its province. Additionally, each province has the exclusive authority to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal service, navigation and shipping and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”) provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula and no longer through enactments of the Parliament of the United Kingdom. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of

Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

The Parti québécois, whose objective is the sovereignty of Québec, currently forms the Official Opposition in the National Assembly. It formed the Government from September 1994 to April 2003, and formed a minority Government from September 2012 to April 2014. While in power, the Parti québécois held in 1995 a referendum proposing that Québec become sovereign, which a slight majority of Québec citizens (50.6%) rejected. The Supreme Court of Canada decided in August 1998, on a reference from the Government of Canada, that (i) under the Constitution, Québec may not secede unilaterally without negotiation with the other parties in the Canadian Confederation within the existing framework; (ii) under international law, Québec has no right to secede unilaterally from Canada; (iii) nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of their desire to pursue secession would oblige the other provinces and the Government of Canada to negotiate with Québec in accordance with constitutional principles; and (iv) if Québec were to so negotiate but faced unreasonable intransigence from the other parties, it would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiations.

Following the last general election, held on April 7, 2014, the Québec Liberal Party, a federalist party, formed a majority Government. It previously formed the Government from April 2003 to September 2012. With regard to the constitutional issue, the Québec Liberal Party pursues a policy that emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the National Assembly and the Lieutenant Governor (the Parliament). The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 71 members of the Québec Liberal Party, 29 members of the Parti québécois, 20 members of the Coalition avenir Québec, 3 members of Québec solidaire, one independent member and one vacant seat. The mandate of the current members will expire on August 29, 2018 and the next general election will be held on October 1, 2018, subject to earlier dissolution of the National Assembly by the Lieutenant Governor upon the recommendation of the Prime Minister.

Native Peoples

Various aboriginal communities in Québec have initiated legal actions to have the existence of their ancestral rights (including aboriginal title) recognized and to obtain damages and interest as compensation for alleged infringements of their rights. The ancestral rights of aboriginal people are recognized under section 35 of the Constitution Act. Taken as a whole, aboriginal people are claiming $10.1 billion in damages and interest through these actions.

Included among these legal actions are five claims for damages and interest filed as part of efforts to contest the validity of a provision of the James Bay and Northern Québec Native Claims Settlement Act, S.C. 1977, c.32 (the “JBNQ Act”) which implements the 1975 James Bay and Northern Québec Agreement (the “JBNQA”). The effect of that provision was to extinguish all aboriginal claims, rights, titles and interests, regardless of their nature, in respect of the territory covered by the JBNQA.

—

In the first action (The Betsiamites Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-17-018685-035)), which was filed in December 2003, the Innus of Pessamit (formerly named the Betsiamites) are claiming the invalidity of the provisions of the JBNQ Act and of An Act respecting the agreement concerning James Bay and Northern Québec, CQLR, chapter C-67 that are alleged to have infringed on the ancestral rights of the Innus of Pessamit, by extinguishing their rights over the territory covered by the JBNQA. The Innus of Pessamit also claim full enjoyment of their ancestral rights over this territory that they consider to be their ancestral territory and $75 million in compensation for loss of enjoyment of these rights for more than 25 years. Alternatively, they claim $250 million as fair compensation in the event the court should conclude that their ancestral rights were extinguished by the provincial and federal statutes in question. Québec and Hydro-Québec are contesting this claim. On July 8, 2015, the Superior Court granted a stay of proceedings until January 31, 2017 to allow the Innus of Pessamit to pursue discussions with the Government.

—

The second action concerns the community of Uashat-Maliotenam (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec. (Superior Court, No 200-17-004196-036)). In this action, also filed in December 2003, representatives of the Innus of Takuikan instituted an action seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the JBNQA, allege that the JBNQA and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon them. They seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). Québec intends to contest this claim. In April 2014, Hydro-Québec agreed with the plaintiffs to suspend these legal proceedings pending ongoing settlement discussions between the parties.

—

The third action was filed in December 2003 by the Atikamekw (the Atikamekw Band of Opiticiwan et al. v. Attorney-General of Québec and the Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-17-018678-030)). The Atikamekw are asking the Court to declare that the JBNQ Act did not extinguish the “native, ancestral or aboriginal claims, rights, titles and interests” they may hold in the portion of the territory they claim and which is located on the territory covered by the JBNQA. Alternatively, the Atikamekw are claiming compensation of $300 million for the unilateral extinguishment of their claims, titles, rights and interests over the territory mentioned above. Québec intends to contest this claim. In April 2014, Hydro-Québec agreed with the plaintiffs to suspend these legal proceedings.

—

The fourth action was filed by the Matimekush Lac-John Innu community in December 2013 (Les Innus de Matimekush-Lac John et al. c. Procureur général du Canada et Procureur général du Québec (Superior Court, No 500-17-080445-136)). The community asked the Court to declare the JBNQ Act inapplicable to it and that the JBNQ Act did not extinguish its ancestral claims, rights, titles and interests on the portion of the traditional territory that it is claiming that overlaps the territory covered by the northern agreements (the JBNQA and the Northeastern Québec Agreement established by An Act approving the Northeastern Québec Agreement, CQLR, chapter C-67.1). The community is also demanding a declaration to the effect that it enjoys aboriginal title and ancestral rights on this portion of the territory. Alternatively, the community is claiming $500 million by way of compensation for the “expropriation of its rights and interests" in respect of the territory. Québec intends to contest this claim.

—

The fifth action was filed on June 3, 2014 by the Abitibiwinni (Pikogan), Lac Simon, Long Point (Winneway) and Kitcisakik Québec Algonquin communities and the Wahgoshig Ontario Algonquin community (Les Algonquins d’Abitibiwinni et al. c. Procureur général du Canada et Procureur général du Québec (Superior Court, No 500-17-082705-149)). The communities asked the Court to declare the JBNQ Act inapplicable to them and that the JBNQ Act did not extinguish their ancestral claims, rights, titles and interests on the portion of the territory called the “Territoire des Algonquins du Nord” that they are claiming that overlaps the territory covered by the JBNQA. They are also demanding a declaration to the effect that the claimant communities enjoy aboriginal title and ancestral rights on this portion of the territory. Alternatively, the communities are claiming $500 million by way of compensation for the “expropriation of their rights and interests” in respect of the territory. Québec intends to contest this claim.

Three legal actions dated March 28, 2014 were filed by Innu communities, each seeking $1 billion in compensation and recognition of Aboriginal rights and Aboriginal title with respect to their traditional territories (Première nation d’Essipit et al. c. Procureur général du Québec et Procureur général du Canada (Superior Court, No 500-17-081755-145), Première nation de Natashkuan et al. c. Procureur général du Québec et Procureur general du Canada (Superior Court, No 500-17-081757-141) and Première nation de Pekuakamiulnuatsh et al. c. Procureur général du Québec et Procureur général du Canada (Superior Court, No 500-17-081756-143). Similar claims had been filed by the same Innu communities on December 30, 2003 and later withdrawn in accordance with agreements reached on March 30, 2004, whereby Québec and Canada agreed to extend the legal prescription for a ten-year period. Negotiations are continuing between the governments and the three Innu communities with the aim of concluding a final agreement concerning their overall land claims and withdrawal of the proceedings.

Three other legal actions seeking damages and interest have been filed by aboriginal communities to obtain compensation for alleged infringements of their rights over territories not covered by the JBNQA.

—

In the first action, filed in 1998 (The Innu Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-05-039472-988), the Innus of Pessamit are seeking judicial recognition of their aboriginal title and ancestral rights over certain areas of land in Québec North Shore, including the area where Hydro-Québec’s Manicouagan-Outardes hydroelectric facilities are located. In addition, the Innus of Pessamit are claiming $500 million, with interest, for damages caused to the territory by the construction of hydroelectric facilities in the late 1960s and early 1970s. They are also demanding that Hydro-Québec be ordered to turn over to the Innus of Pessamit a portion of the revenue from the production of electrical power by these facilities. In November 2006, the Innus of Pessamit reinstated the legal action. By amendment, the Innus of Pessamit attempted to increase its initial claim of $500 million to $10.8 billion and to add annual compensation payments of $657 million. The motion for amendment was denied by the Québec Superior Court in July 2010 and the Québec Court of Appeal in February 2011. Québec and Hydro-Québec are contesting this claim. On July 8, 2015, the Court granted a stay of proceedings until January 31, 2017 to allow the Innus of Pessamit to pursue discussions with the Government.

—

The second action (The First Nation of Pessamit et al. v. Attorney-General of Québec, the Attorney-General of Canada (Superior Court, No 500-17-028743-055)) was filed by the Innus of Pessamit in December 2005. This action covers the portion of the traditional territory they claim (50,000 square kilometers of 138,000 square kilometers) on which forest development has been carried out since the mid-19th century. This legal action impleads the 27 forest products companies that hold at least one timber supply and forest management agreement on the traditional territory claimed by the Innus of Pessamit. In this lawsuit, the Innus of Pessamit seek confirmation that: 1) they hold aboriginal title and ancestral rights over their traditional territory; 2) forest development of this territory was authorized illegally; 3) the

Government was not entitled to collect revenues from such development; and 4) the Forest Act cannot apply to the traditional territory of the Innus of Pessamit. Lastly, the Innus of Pessamit are claiming damages and interest of $1 billion against Québec and Canada for infringement of enjoyment of their ancestral rights and $2.1 billion against Québec for breach of their right to develop the forest resource. On September 30, 2006, the Innus of Pessamit amended this legal action, adding a claim for the payment of $50 million in damages and interest against Québec and a forest company for logging activities carried out on René-Levasseur Island. Québec is contesting this claim. On July 8, 2015, the Court granted a stay of proceedings until January 31, 2017 to allow the Innus of Pessamit to pursue discussions with the Government.

—

In the third action, the Uashaunnuat filed a motion before the Superior Court of Québec in May 2010 (The Innus of Takuikan Uashat Mak Mani-Utenam Band et al. v. Attorney-General of Québec, Attorney-General of Canada and Hydro-Québec (Superior Court, No 500-17-050868-093) seeking an interlocutory injunction regarding, among other things, Hydro-Québec’s proposed construction of transmission lines to connect the Romaine River hydroelectric complex to Hydro-Québec’s grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review process. In mid-January 2011, Hydro-Québec and the claimants entered into an agreement in principle regarding these claims which was rejected by the members of the Uashaunnuat in a referendum held April 15, 2011. During the summer of 2011, negotiations were held between Québec and the Uashaunnuat leading to an agreement stipulating different measures in matters of economic and community development. In a second referendum, the members of the Uashaunnuat rejected the ratification of the agreement in principle with Hydro-Québec, as well as the new agreement with Québec. On April 11, 2014, a majority of 54% of the members of Uashaunnuat voted in a referendum in favor of a new agreement in principle with Hydro-Québec that calls for the negotiation of a possible final agreement. In March 2015, a proposal for settlement presented by Hydro-Québec was accepted by the members of Uashaunnuat. A motion will be filed shortly to obtain orders from the Court approving the settlement. Further to this proposal, the majority of the Innu plaintiffs voluntarily withdrew their motion after a settlement agreement was signed with Hydro-Québec on March 27, 2015. On February 23, 2016, the Superior Court dismissed the motion with respect to the remaining Innu plaintiffs. An appeal was filed by the remaining plaintiffs on March 24, 2016.

In December 1996, Philomène and George McKenzie, of the community of Uashat-Maliotenam near Sept-Îles, filed a motion for a declaratory judgment to have declared, in favor and on behalf of their families, an aboriginal title and ancestral rights, including for hunting, fishing and trapping on the land they claim as their traditional lands (Philomène McKenzie et al. v. Attorney-General of Québec et al. (Superior Court, No 500-05-027983-962)). The territory claimed covers roughly 1,600 square kilometers and is located north of Sept-Îles. In addition, they are asking that any mining project be subject to their consent. They are also asking for a permanent injunction against any project located on the territory they claim and the work resulting from it. The claimants are also demanding $7 million in damages and interest. This case remained inactive from 1997 until the spring of 2007, when the announcement of the Lac Bloom project (a mining project near Fermont, Québec) gave new impetus to the dispute. On April 13, 2007, the claimants served notice announcing an amendment to their petition, adding ten new claimants and increasing the land area on which ancestral rights and aboriginal title are claimed from 1,600 square kilometers to 16,679 square kilometers. The amount of damages claimed has also risen from $7 million to $350 million.

ECONOMY

Economic Developments in 2015

Canada. Gross domestic product (“GDP”) adjusted for inflation in chained 2007 dollars (“real GDP”), as published in the National Economic Accounts on March 1, 2016, increased at a rate of 1.2% in 2015, compared to 2.5% in 2014. This increase was mainly attributable to consumer spending, exports and residential construction. Final domestic demand increased by 0.5% in 2015, compared to 1.6% in 2014. Real consumer spending increased by 1.9% in 2015, compared to 2.6% in 2014. International exports increased by 3.0% in volume but decreased by 0.3% in value in 2015, compared to increases of 5.3% and 9.0%, respectively, in 2014. Imports increased by 0.1% in volume and by 4.2% in value in 2015, compared to increases of 1.8% and 6.7%, respectively, in 2014.

In real terms, non-residential investment decreased by 6.2% in 2015, the result of a 2.6% decrease in the government sector and a 8.9% decrease in the business sector. Residential investment increased by 3.9% in 2015, due to a 3.3% increase in housing starts. Government expenditure on goods and services increased by 1.4% in 2015.

The Consumer Price Index (“CPI”) increased by 1.1% in 2015. Overall employment increased by 0.8% in 2015, while the unemployment rate remained stable at 6.9%.

Québec. Real GDP, as published in the Québec Economic Accounts on March 30, 2016, increased at a rate of 1.1% in 2015, compared to an increase of 1.5% in 2014. Final domestic demand increased by 0.4% in real terms in 2015, compared to a 0.2% decrease in 2014. Real consumer spending increased by 1.4% in 2015, compared to 1.5% in 2014. International exports increased by 2.4% in volume and by 2.4% in value in 2015, compared with increases of 4.5% in volume and 4.9% in value in 2014. International imports increased by 0.7% in volume and by 2.7% in value in 2015, compared with an increase of 0.3% in volume and an increase of 4.0% in value in 2014.

In real terms, non-residential investment decreased by 3.1% in 2015, the result of a 4.7% decrease in the business sector and a 0.3% decrease in the public sector. Residential investment decreased by 0.5% in 2015.

The CPI increased by 1.1% in 2015. Overall employment increased by 0.9% in 2015 while the unemployment rate decreased to 7.6% from 7.7% in 2014.

Plan Nord

On April 8, 2015, the Government unveiled “The Plan Nord toward 2035, 2015-2020 Action Plan”, an updated and enhanced version of the previous Plan Nord put forth in May 2011. Through this Action Plan, the Government intends to implement, over the next five years, concrete actions to mainly support the development of Northern Québec’s economic potential.

The Plan Nord territory, which covers nearly 1.2 million square kilometers and accounts for 72% of Québec’s geographic area, contains a large variety of mineral resources, including gold, iron and rare earths, as well as clean and renewable energy resources.

The Government will seek to develop the Plan Nord territory’s natural resources. Over the next 25 years, the Government intends to invest approximately $2.7 billion to support large-scale strategic development projects, including roads, social housing, training facilities and national parks and to implement actions in areas such as tourism, culture and education. These investments will be made through the Société du Plan Nord, a new agency created to coordinate Government’s action for the Plan Nord Territory’s development. The Government acquired, on March 8th, 2016, the rail and port facilities at Pointe-Noire, near the Sept-Îles port. This investment will secure third-party access to the port facilities, which will accelerate the development of mining projects in the Labrador Trough region. The Government will also invest another $1 billion to acquire equity interests in companies that extract mineral substances from land in the “domain of the State” (i.e.

Québec) and, under certain conditions, in companies that process such substances, through the Capital Mines Hydrocarbures Fund.

Investment in Bombardier

The Ministère de l’Économie, de la Science et de l’Innovation du Québec, through Investissement Québec, has entered into a Memorandum of Understanding with Bombardier Inc. regarding a US$1.0 billion investment by the Government for a 49.5% stake in a newly created limited partnership that will carry on the operations related to the C Series aircraft program of Bombardier Inc. This program involves the development of a new commercial aircraft targeting the 100- to 150-seat market segment. In return, Bombardier Inc. will, in exchange for a 50.5% stake in this partnership, transfer all of the assets, liabilities and obligations of the C Series aircraft program.

This investment remains conditional upon the completion of definitive agreements and other customary conditions precedent. According to the current scenario, the Government will disburse two equal instalments of US$500 million by the end of Fiscal 2017 and will also receive a total of 200 million warrants (100 million on each disbursement date), each warrant entitling the Government to purchase 1 Class B share of Bombardier at a price per share equal to $2.21, for a period of 5 years from the date of issue.

TABLE 1

Main Economic Indicators of Québec(1)
(dollar amounts in millions, except for per capita amounts)

						Compound Annual
						Rate of Growth
	2011	2012	2013	2014	2015	2011-2015
GDP
At current market prices	344,735	354,040	361,211	370,064	376,088
	5.1%	2.7%	2.0%	2.5%	1.6%	2.8%
In chained 2007 dollars	321,647	324,993	329,038	334,103	337,889
	1.9%	1.0%	1.2%	1.5%	1.1%	1.4%
Per capita	40,167	40,198	40,349	40,670	40,889
	0.9%	0.1%	0.4%	0.8%	0.5%	0.5%
Household income	304,487	318,665	327,998	336,683	347,258
	4.8%	4.7%	2.9%	2.6%	3.1%	3.6%
Per capita	38,024	39,415	40,222	40,985	42,023
	3.8%	3.7%	2.0%	1.9%	2.5%	2.8%
Capital expenditures	37,010	40,192	38,365	34,288	33,853
	6.6%	8.6%	-4.5%	-10.6%	-1.3%	-0.5%
Value of manufacturers' shipments	138,894	138,302	137,088	145,824	145,061
	4.9%	-0.4%	-0.9%	6.4%	-0.5%	1.8%
Retail trade	102,556	103,753	106,301	108,137	108,727
	3.0%	1.2%	2.5%	1.7%	0.5%	1.8%
					(In thousands of persons)
Population (at July 1)	8,008	8,085	8,155	8,215	8,264
	1.0%	1.0%	0.9%	0.7%	0.6%	0.8%
Labor Force	4,315	4,342	4,394	4,400	4,434
	0.8%	0.6%	1.2%	0.1%	0.8%	0.7%
Participation rate (percentage)	59.9%	59.8%	60.1%	59.7%	59.9%
Employment	3,976	4,006	4,061	4,060	4,097
	1.0%	0.8%	1.4%	0.0%	0.9%	0.8%
Unemployment rate (percentage)	7.9%	7.7%	7.6%	7.7%	7.6%
						(2002=100)
CPI	118.3	120.8	121.7	123.4	124.7
	3.0%	2.1%	0.7%	1.4%	1.1%	1.7%
(1)	Unless otherwise indicated, percentages are percentage changes from the previous year.

Sources : Institut de la statistique du Québec and Statistics Canada.

Economic Structure

In 2015, Québec accounted for 19.1% of Canada’s real GDP. The service sector accounted for 76.1% of Québec’s real GDP, compared with 20.9% for the secondary sector and 3.0% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2015, the value of exports (including to other Canadian provinces) represented 46.7% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP, which includes net taxes (taxes less subsidies), paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

TABLE 2

Real Gross Domestic Product by Sector at Basic Prices in Chained 2007 Dollars(1)
(dollar amounts in millions)

					% of total 2014			% of total 2015
	2011	2012	2013	2014	Québec	Canada	2015	Québec	Canada
Primary Sector
Agriculture, forestry, fishing and hunting	4,783	4,689	4,818	4,818	1.6	1.5	5,061	1.6	1.6
Mining and oil and gas extraction	3,345	3,320	3,542	4,156	1.3	8.5	4,468	1.4	8.1
	8,128	8,009	8,360	8,974	2.9	10.0	9,529	3.0	9.7
Secondary Sector
Manufacturing	43,849	43,944	43,858	45,250	14.6	10.6	45,720	14.6	10.6
Construction	20,374	21,809	20,954	20,219	6.5	7.6	19,740	6.3	7.2
	64,223	65,753	64,812	65,469	21.1	18.2	65,460	20.9	17.8
Service Sector
Community, business and personal services	83,531	84,896	86,372	87,188	28.2	25.3	87,785	28.2	25.3
Finance, insurance and real estate	50,858	52,098	53,268	54,401	17.6	19.4	55,871	17.8	19.9
Wholesale and retail trade	34,471	34,396	35,162	35,697	11.5	11.0	36,324	11.6	11.1
Governmental services	22,541	22,341	22,381	22,660	7.3	6.5	22,362	7.1	6.5
Transportation and warehousing	12,212	12,354	12,350	12,798	4.1	4.2	13,271	4.2	4.3
Utilities	12,551	12,498	12,886	12,738	4.1	2.3	12,733	4.1	2.3
Information and cultural services	9,950	10,024	10,032	9,914	3.2	3.1	9,828	3.1	3.1
	226,114	228,607	232,451	235,396	76.0	71.8	238,174	76.1	72.5
Real GDP	298,465	302,369	305,623	309,839	100.0	100.0	313,163	100.0	100.0
(1)	North American Industrial Classification System (NAICS) in chained 2007 dollars. For the chained 2007 dollars, the aggregate amounts are not equal to the sums of their components.

Sources: Institut de la statistique du Québec and Statistics Canada.

Primary Sector. In 2015, the primary sector, which includes agriculture, forestry, fishing and hunting and mining and oil and gas extraction, contributed 3.0% to real GDP and accounted for 2.1% of employment in Québec. Québec’s forests, covering 761,000 square kilometers, or 294,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced 1.004 billion cubic feet of timber in 2014 (latest data available), generating revenue of approximately $1.874 billion from sales to domestic and foreign customers. In 2015, the value of fabricated wood products shipments increased by 6.9% and the value of exports increased by 8.7%. In mining and oil and gas extraction, which represented 47.9% of the primary sector in 2015, production is concentrated mainly in gold, iron ore, nickel, stone, cement, copper and zinc. In 2015, the value of mineral production amounted to $7.7 billion.

Secondary Sector. In 2015, the secondary sector, which consists of the manufacturing and construction industries, contributed 20.9% to real GDP and accounted for 17.7% of employment in Québec. In terms of real GDP, the construction industry recorded a 2.4% decrease in 2015 over 2014. In 2015, real GDP in the manufacturing industry increased by 1.0% but employment in the industry decreased by 1.2%. The depreciation of the Canadian dollar and strong demand from Québec’s trading partners, particularly the United States, explains the increase in manufacturing real GDP. The manufacturing industries that showed the strongest growth are miscellaneous products (10.3% in real GDP and 0.7% in employment), chemical products (8.8% in real GDP and 8.2% in employment), wood products (8.2% in real GDP and 3.3% in employment) and textile and textile products (5.2% in real GDP and 0.7% in employment). The manufacturing industries that showed the sharpest declines are clothing and leather and allied products (-11.6% in real GDP and -1.7% in employment), electrical equipment, appliances and components (-8.0% in real GDP and -8.4% in employment), computer and electronic products (-5.9% in real GDP and -4.4% in employment) and transportation equipment (-3.3% in real GDP and -1.3% in employment).

The value of shipments of primary metals decreased by 3.6% in 2015 due to falling commodity prices. Durable goods accounted for 57.8% of manufacturing real GDP and 58.0% of manufacturing employment. The leading manufacturing industries in Québec are food products, transportation equipment (including aircraft, motor vehicles and parts), primary metal products (including aluminum smelting), petroleum and coal products, paper products, chemical products and fabricated metal products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

TABLE 3

Value of Manufacturer’s Shipments(1)
(dollar amounts in millions)

					% of total		% of total
	2011	2012	2013	2014	2014	2015	2015
Food manufacturing	20,317	19,530	18,950	21,253	14.6	21,761	15.0
Transportation equipment manufacturing	15,035	14,384	15,991	18,370	12.6	20,124	13.9
Primary metal manufacturing	21,343	19,711	18,796	19,801	13.6	19,085	13.2
Paper manufacturing	8,575	8,326	8,228	8,690	6.0	9,271	6.4
Chemical manufacturing	8,062	8,295	8,655	9,015	6.2	9,166	6.3
Fabricated metal product manufacturing	7,122	7,832	7,468	7,666	5.3	7,941	5.5
Plastics and rubber products manufacturing	6,493	6,786	7,033	7,428	5.1	7,838	5.4
Wood product manufacturing	5,003	5,242	6,197	6,716	4.6	7,181	5.0
Machinery manufacturing	6,216	6,364	6,235	6,229	4.3	6,542	4.5
Beverage and tobacco product manufacturing	3,569	3,658	3,691	3,847	2.6	3,997	2.8
Furniture and related product manufacturing	3,144	3,062	3,335	3,388	2.3	3,499	2.4
Electrical equipment, appliance and component manufacturing	3,501	3,668	3,987	3,549	2.4	3,267	2.3
Others(2)	30,514	31,442	28,522	29,871	20.5	25,388	17.5
	138,894	138,302	137,088	145,824	100.0	145,061	100.0
(1)	North American Industrial Classification System (NAICS).
(2)	Including notably, petroleum and coal products, furniture and related product manufacturing, computer and electronic, and furniture and printing.

Sources : Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, other utility services, transportation and warehousing and information and cultural services. In 2015, the service sector contributed 76.1% to real GDP and accounted for 80.2% of employment in Québec.

In terms of real GDP, there was growth in most of the industries in the service sector in 2015: transportation and warehousing (3.7%), finance, insurance and real estate (2.7%), wholesale and retail trade (1.8%) and community, business and personal services (0.7%). However, there were declines in: governmental services (-1.3%) and information and cultural services (-0.9%).The utilities sector remained stable (0.0%). Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Waterway transportation is provided mainly through the St. Lawrence River Seaway. Approximately 29.0% of all international tonnage handled in Canadian ports in 2011 (the most recent year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign banks, insurance companies and other private financial institutions, cooperative institutions and Government financial intermediary enterprises and fiduciary Government bodies, including the Caisse de dépôt et placement du Québec (the “Caisse”), which is one of the largest institutional fund managers in North America.

Capital Expenditures. In 2015, the value of total non-residential capital expenditures decreased by 1.3% in Québec. Non-residential capital expenditures increased by 1.7% in the public sector, but decreased by 3.8% in the private sector.

The decrease in non-residential capital expenditures resulted from decreases in mining and oil and gas extraction (-29.9%), construction (-10.6%), manufacturing (-6.2%), information, cultural and other utilities (-5.4), transportation and warehousing (-0.9%) and wholesale and retail trade (-0.7%). These decreases were partially offset by increases in finance, insurance and real estate operators (10.7%), governmental, educational, health and social services (6.5%), business services, accommodation and other services (5.4%) and agriculture, forestry, fishing and hunting (4.3%).

TABLE 4

Private and Public Sectors Non-Residential Capital Expenditures in Québec(1)(2)
(dollar amounts in millions)

					% of total		% of total
	2011	2012	2013	2014	2014	2015	2015
Non-residential Investment:
Governmental, educational, health and social services	11,968	11,893	N.A.	10,141	29.6	10,798	31.9
Information, cultural and other utilities	6,978	7,633	8,514	7,877	23.0	7,450	22.0
Manufacturing	3,997	3,884	3,449	3,786	11.0	3,551	10.5
Transportation and warehousing	1,951	2,484	2,724	2,709	7.9	2,684	7.9
Business services, accommodation and other services	2,270	2,164	N.A.	2,287	6.7	2,410	7.1
Wholesale and retail trade	1,661	2,061	2,579	2,037	5.9	2,022	6.0
Finance, insurance and real estate operators	3,792	4,280	N.A.	1,767	5.2	1,957	5.8
Mining and oil and gas extraction	2,556	4,035	3,630	2,117	6.2	1,485	4.4
Construction	1,135	1,014	1,092	929	2.7	830	2.5
Agriculture, forestry, fishing and hunting	702	743	672	638	1.9	666	2.0
	37,010	40,192	38,365	34,288	100.0	33,853	100.0
Private sector	19,565	22,321	20,527	18,557	54.1	17,853	52.7
Public sector	17,446	17,871	17,837	15,731	45.9	16,000	47.3
	37,010	40,192	38,365	34,288	100.0	33,853	100.0
(1)	North American Industrial Classification System (NAICS).
(2)	Non-residential construction and machinery and equipment.

Sources : Statistics Canada.

Labor Force. In 2015, the labor force was estimated at 4.4 million persons, an increase of 0.8% from 2014. The participation rate for 2015 was estimated at 64.8% in Québec, compared with 65.8% in Canada. Total employment increased by 0.9% in 2015 in Québec, compared to a 0.8% increase in Canada. The unemployment rate in Québec decreased to 7.6% from 7.7% in 2014, whereas the unemployment rate in Canada remained stable at 6.9%.

Energy. Of the total energy consumed in Québec in 2013 (the most recent year for which information is available), energy derived from electricity accounted for 39.7%, oil for 37.3%, natural gas for 14.9%, biomass for 7.4% and coal for 0.7%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2014, 96.6% of all electricity produced in Québec was from renewable sources. More than 40,470 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers but excluding the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2014, 16.8% (based on sales volume) was exported to the United States and to other Canadian provinces, compared with 20.0% in 2013.

Exports and Imports. In 2015, Québec’s exports of goods and services totaled $175.5 billion of which $107.4 billion (61.2%) was international exports and $68.2 billion (38.8%) was interprovincial exports. Québec’s imports of goods and services totaled $198.6 billion, of which $130.2 billion (65.6%) were international imports and $68.4 billion (34.4%) were interprovincial imports. Québec’s international exports represented 17.2% of Canada’s total exports. In 2015, Québec’s external sector (as defined by the Economic Accounts of the Institut de la Statistique du Québec) registered an overall deficit of $23.1 billion, including a deficit of $22.8 billion on international trade and a deficit of $0.3 billion on interprovincial trade. In 2014, Québec registered an overall deficit of $22.0 billion, including a deficit of $24.3 billion on international trade and a surplus of $2.3 billion on interprovincial trade. The decrease of the international trade deficit in 2015 reflects mainly the impact of the depreciation of the Canadian dollar on international trade and lower oil prices.

Québec’s international exports of goods are diversified: aircraft and spacecraft have the largest export share, accounting for 13.5% of the total. Nuclear reactors, boilers, machinery and mechanical appliances rank second with 9.2% and aluminum and articles thereof are next with 8.7%. International exports of goods originating from Québec, calculated by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $82.1 billion for 2015 compared with $75.8 billion in 2014, an increase of 8.2%. Increases occurred in the value of exports of motor vehicles, trailers, bicycles, motorcycles and other similar vehicles (29.0%), aircraft and spacecraft (13.6%), plastics and articles thereof (8.9%), wood and articles of wood (8.5%), nuclear reactors, boilers, machinery and mechanical appliances (8.3%), paper and paperboard (4.2%) and aluminum and articles thereof (3.7%). These increases were partially offset by decreases in the value of ores, slag and ash (-11.6%), mineral fuels and mineral oils (-9.4%), copper and articles thereof (-2.9%) and electrical or electronic machinery and equipment (-2.2%). These decreases reflect mainly lower commodity prices.

The United States is Québec’s principal international export market, accounting for 72.4% of its international exports of goods in 2015. The balance of international exports is broadly distributed: Europe (12.0%), Asia excluding Middle-East (8.6%), Middle-East (1.8%), and the rest of world (5.2%). The share of international exports to destinations other than the United States rose from 22.4% in 2006 to 27.6% in 2015.

TABLE 5

Québec’s International Exports of Goods
(dollars amounts in millions)

					% of total		% of total
	2011	2012	2013	2014	2014	2015	2015
Aircrafts and Spacecrafts	6,362	6,101	7,334	9,744	12.8	11,074	13.5
Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	5,696	6,052	6,006	6,960	9.2	7,535	9.2
Aluminum and Articles Thereof	7,173	5,941	6,183	6,862	9.0	7,118	8.7
Paper, Paperboard and Articles Made From These Materials	4,808	4,218	4,430	4,792	6.3	4,994	6.1
Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	2,250	2,302	2,532	3,150	4.2	4,064	5.0
Mineral fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	3,553	4,384	4,312	4,263	5.6	3,863	4.7
Electrical or Electronic Machinery and Equipment	2,874	3,151	2,988	3,433	4.5	3,356	4.1
Ores, Slag and Ash	2,447	2,879	2,270	3,554	4.7	3,142	3.8
Wood and Articles of Wood	1,559	1,713	2,226	2,688	3.5	2,917	3.6
Copper and Articles Thereof	2,422	2,134	2,450	2,822	3.7	2,740	3.3
Plastics and Articles Thereof	1,794	1,982	2,107	2,388	3.1	2,599	3.2
Other goods(1)	22 620	23,141	23,266	25,187	33.2	28,650	34.9
TOTAL	63,559	63,998	66,102	75,842	100.0	82,053	100.0
(1)	The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as precious metals, scientific and technical instrumentation, pharmaceuticals products and rubber.

Sources: Institut de la statistique du Québec, customs basis.

TABLE 6

Québec’s International Imports of Goods
(dollar amounts in millions)

					% of total		% of total
	2011	2012	2013	2014	2014	2015	2015
Motor Vehicles, Trailers, Bicycles, Motorcycles and Other Similar Vehicles	10,388	11,093	11,194	11,810	13.2	13,064	14.6
Mineral Fuels, Mineral Oils, Bituminous Substances and Mineral Waxes	18,706	20,291	20,923	18,512	20.7	12,463	13.9
Nuclear Reactors, Boilers, Machinery and Mechanical Appliances	8,835	8,851	8,936	9,492	10.6	10,673	11.9
Electrical or Electronic Machinery and Equipment	7,077	7,144	7,116	7,050	7.9	6,949	7.7
Aircrafts and Spacecrafts	2,359	2,433	3,496	3,459	3.9	3,971	4.4
Plastics and Articles Thereof	2,067	2,075	2,225	2,580	2.9	2,740	3.1
Optical, Medical , Photographic, Scientific and Technical Instrumentation	2,109	2,088	2,182	2,222	2.5	2,557	2.8
Inorganic Chemicals and Compounds of Precious Metals and Radioactive Elements	2,305	2,130	2,142	2,035	2.3	2,158	2.4
Pharmaceutical Products	2,243	2,175	2,309	2,019	2.3	1,987	2.2
Rubber and Articles Thereof	1,815	1,772	1,545	1,635	1.8	1,774	2.0
Furniture, and Stuffed Furnishings; Lamps and Illuminated Signs; Prefabricated Buildings	1,163	1,201	1,287	1,462	1.6	1,578	1.8
Other goods(1)	25,152	23,816	24,993	27,331	30.5	29,854	33.3
TOTAL	84,218	85,071	88,346	89,605	100.0	89,767	100.0
(1)

The other goods category represents diverse products or product groups from a broad range of industrial and manufacturing sectors, such as beverages, spirits and vinegar, organic chemicals and iron and steel.

Sources: Institut de la statistique du Québec, customs basis.

Québec’s international exports and imports of services are also diversified, as reflected in the following tables, which include the most recently available data.

TABLE 7

Québec’s International Exports of Services
(dollar amounts in millions)

			% of total		% of total
	2010	2011	2011	2012	2012
Transportation and related services	4,902	5,346	22.9	5,603	22.7
Wholesale and retail sales	4,653	4,592	19.7	5,123	20.7
Professional services	4,272	4,659	20.0	4,974	20.1
Finance, insurance and real estate	2,318	2,719	11.6	2,892	11.7
Administrative services	2,250	2,162	9.3	2,065	8.4
Accommodation and food services	1,603	1,630	7.0	1,656	6.7
Information and cultural services	1,145	1,465	6.3	1,552	6.3
Arts, entertainment and recreation services	381	375	1.6	384.2	1.6
Health, education and public administration	335	344	1.5	382.8	1.6
Other services	54	53	0.2	57	0.2
TOTAL	21,911	23,344	100.0	24,687	100.0

Sources: Statistics Canada, input-output tables.

TABLE 8

Québec’s International Imports of Services
(dollar amounts in millions)

			% of total		% of total
	2010	2011	2011	2012	2012
Finance, insurance and real estate	4,043	3,856	23.0	3,940	22.7
Accommodation and food services	2,713	2,990	17.8	3,167	18.3
Transportation and related services	2,396	2,559	15.2	2,582	14.9
Administrative services	1,901	2,052	12.2	2,161	12.5
Information and cultural services	1,657	1,952	11.6	1,980	11.4
Professional services	1,614	1,598	9.5	1,769	10.2
Arts, entertainment and recreation services	725	828	4.9	823	4.7
Wholesale and retail sales	499	485	2.9	377	2.2
Health, education and public administration	309	301	1.8	373	2.2
Other services	146	164	1.0	174	1.0
TOTAL	16,001	16,785	100.0	17,345	100.0

Sources: Statistics Canada, input-output tables.

TABLE 9

Selected Trade Indicators for Québec
(dollar amounts in millions)

	2011	2012	2013	2014	2015
Exports of Goods and Services	157,506	159,926	163,330	171,350	175,526
Exports to other countries	89,245	91,065	93,204	102,538	107,376
Exports of goods to other countries	72,835	73,806	75,742	84,200	88,664
Exports of services to other countries	16,410	17,259	17,462	18,338	18,712
Exports to other provinces	68,261	68,861	70,126	68,812	68,150
Exports of goods to other provinces	36,478	36,439	36,829	35,440	34,386
Exports of services to other provinces	31,783	32,422	33,297	33,372	33,764
Ratio of Exports to Nominal GDP	45.7%	45.2%	45.2%	46.3%	46.7%
Imports of Goods and Services	177,800	182,657	185,966	193,352	198,591
Imports from other countries	114,041	118,366	121,218	126,797	130,183
Imports of goods from other countries	98,128	101,950	103,978	108,693	111,274
Imports of services from other countries	15,913	16,416	17,240	18,104	18,909
Imports from other provinces	63,759	64,291	64,748	66,555	68,408
Imports of goods from other provinces	27,923	27,512	27,686	28,151	28,057
Imports of services from other provinces	35,836	36,779	37,062	38,404	40,351
Balance of Goods and Services	-20,294	-22,731	-22,636	-22,002	-23,065
Balance with other countries	-24,796	-27,301	-28,014	-24,259	-22,807
Balance with other provinces	4,502	4,570	5,378	2,257	-259

Sources : Institut de la statistique du Québec and Statistics Canada, balance of payments.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”), which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including energy. The FTA provides for a binding binational review of domestic determinations in anti-dumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico.

In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline was not met, parties to the negotiations of the FTAA have reaffirmed their commitment to pursue such negotiations in the future. Canada has also initiated free trade negotiations with Guatemala, Nicaragua and El Salvador, and the Caribbean Community. Canada has effective free trade agreements with Chile, Israel, Costa Rica, Peru, the member states of the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein), Colombia, Jordan, Panama, Honduras and South Korea. Canada has

concluded free trade agreements with Ukraine on July 14, 2015, the European Union (CETA) on August 5, 2014 and the Trans-Pacific Partnership on October 5, 2015. The legal review of the text of the CETA treaty has been completed and is now being translated. Afterwards, the agreement will be tabled with the European Council and the Canadian and European Parliaments. Canada also has free trade negotiations with India, Morocco, Japan, Dominican Republic and Singapore. Canada and Costa Rica have ongoing negotiations to modernize and broaden their Free Trade Agreement.

On February 12, 2010, the Canada and the United States signed the Agreement on Government Procurement which, notably, provides Canadians with permanent access to U.S. state government procurement commitments in exchange for permanent U.S. access to Canadian provincial and territorial procurement contracts in accordance with the WTO Government Procurement Agreement.

Softwood Lumber Dispute For many years, U.S. forest products interests including lumber producers and various labor unions have pursued allegations that softwood lumber imports from Canada were subsidized by the federal and provincial governments. In 2006, the U.S. and Canada entered into the Softwood Lumber Agreement (the “SLA”). Under the terms of the SLA, Canadian lumber exports covered by the dispute were subject at the provinces’ choice to either an export charge only (Option A) or an export charge plus volume restraint (Option B) if the prevailing monthly price of lumber (as defined in the SLA) dropped below US$355 per thousand board feet. The total volume of permitted exports, which takes into account anticipated demand in the United States, was allocated to the provinces in question. Provincial quotas were calculated on the basis of the share of lumber exports over the period from April 1, 2001 to December 31, 2005.

Québec chose Option B, which involved no charge or volume restraint if the prevailing monthly price of lumber was over US$355 (Random Lengths Framing Composite). However, if the prevailing monthly price of lumber fell below US$355, then charges varying between 2.5% and 5.0% and an export volume restraint (limiting Québec’s exports to between a 4.86% and 4.29% share of expected U.S. consumption per month) became applicable to Québec. Since the SLA came into force in 2006 and until mid-2012, the prevailing monthly lumber prices generally remained below US$315 (resulting in the maximum export charge and the strictest share limitation), and then started to fluctuate above US$315. From January 2013 to February 2015, the prevailing monthly lumber prices were generally above US$355. From March 2015 to the end of the SLA in October 2015, the prevailing price was under US$355, which meant that export restriction measures were applied in the final six months of the SLA.

In accordance with the dispute resolution mechanism of the SLA, the United States initiated various arbitration proceedings against Canada in the London Court of International Arbitration (“LCIA”). In one instance, while most claims under the arbitration were dismissed, the LCIA ordered Canada to collect a compensatory export charge for failure to adequately impose agreed upon export measures for Option B provinces which were fully paid in 2011. In another instance, the LCIA ordered Canada to impose additional compensatory export charges on softwood lumber exports from Québec (2.6%) and Ontario (0.1%) on the basis that these provinces were found to have provided grants and other benefits to the softwood sector which had the effect of circumventing Canada’s commitments under the SLA. In accordance with the order of the LCIA, these latter charges were applied from March 2011 until October 2013.

In accordance with Article XVIII of the SLA, the United States undertook not to initiate trade actions under its domestic legislation in respect of Canadian softwood lumber for a period of 12 months following the expiration of the SLA. This “stand-still” period will expire on October 13, 2016.

GOVERNMENT FINANCES

Financial Administration

The Minister of Finance is responsible for the general administration of government finances. The Financial Administration Act and the Balanced Budget Act govern the management of public funds in Québec and the Public Administration Act governs the management of the Government’s financial, human, physical and informational resources.

The Minister of Finance also manages the Generations Fund, which was established in June 2006 pursuant to the Act to reduce the debt and establish the Generations Fund in order to reduce the Government’s debt burden.

The Government adopts Orders in Council that authorize the Minister of Finance to conclude financial contracts, including those pertaining to the Government’s borrowings. The Conseil du trésor adopts the accounting policies that the Minister of Finance develops and proposes.

Government accounts are maintained according to the accrual accounting method in accordance with CPA Canada’s Public Sector Accounting Standards. The Government’s fiscal year ends on March 31. The Auditor General of Québec is responsible for auditing the Government’s consolidated financial statements and reporting each year on them to the National Assembly. Quebec’s Consolidated Revenue Fund consists of all money received or collected from any source over which the Parliament has the power of appropriation. Appropriations from the Consolidated Revenue Fund and the consolidated budget are published at the beginning of each fiscal year.

The Government reports on a fully consolidated basis. The Government’s consolidated financial statements include the financial operations of the National Assembly, the persons that it designates, government departments and all bodies, funds and enterprises under the Government’s control.

The consolidated transactions are broken down into “budgetary,” “non-budgetary” and “financing” transactions.

—	Budgetary transactions include:

	—	revenues comprising taxes, fees, permits, the net results of government enterprises, federal government transfers and miscellaneous sources;

	—	all expenditures including transfer expenditures, remuneration and debt service;

—

Non-budgetary transactions include changes in the investments, loans and advances granted by the Government, mainly to its own enterprises, changes in the Government’s capital investments, changes in the liabilities of retirement plans and changes in other accounts.

—

Financing transactions include changes in the cash balance, changes in net borrowings, changes in the Retirement Plans Sinking Fund and funds intended for employee future benefits and changes in the Generations Fund.

The Balanced Budget Act is intended to ensure that the Government maintains, on a multi-year basis, a balanced budget and that it establishes the applicable rules in the event of an overrun.

In 2009, the Balanced Budget Act was amended, in light of the recession, to authorize temporary deficits, which had to be gradually reduced in order to achieve a return to a balanced budget in fiscal year 2014.

In 2013, the Balanced Budget Act was further amended to allow for the budgetary deficits observed for fiscal years 2013 and 2014, set at -$2,350 million the maximum budgetary balance for fiscal year 2015, and establish a return to a balanced budget in Fiscal 2016.

According to the Balanced Budget Act, when an overrun of less than $1 billion occurs in a fiscal year, the Government must achieve an equivalent surplus during the subsequent fiscal year. If, however, the overrun stems from exceptional circumstances stipulated in the Act and totals more than $1 billion, such overrun may be offset within a period of up to five years.

The Balanced Budget Act also provides for a stabilization reserve that facilitates the Government’s multi-year budget planning process. The stabilization reserve comprises the surplus for each fiscal year and is used as a priority to maintain budgetary balance and, secondarily, to sustain the Generations Fund.

Consolidated Financial Transactions

The following table summarizes the Government’s consolidated financial transactions for the three fiscal years ended March 31, 2015, the preliminary data for Fiscal 2016 and budget forecasts for Fiscal 2017, presented in Budget 2016-2017.

TABLE 10

Summary of Consolidated Financial Transactions
Year ending March 31
(dollar amounts in millions)

						Preliminary
						Results		Forecast
	2013		2014		2015	2016	(1)	2017
Budgetary transactions
Own-source revenue	70,480	(2)	74,681		77,398	80,331		82,386
Federal transfers	17,517	(3)	18,550	(3)	18,539	19,089		20,180
Total consolidated revenue	87,997		93,231		95,937	99,420		102,566
Expenditure	-80,673		-84,336		-85,531	-87,634		-89,720
Debt service	-9,839		-10,598		-10,270	-10,055		-10,418
Total consolidated expenditure	-90,512		-94,934		-95,801	-97,689		-100,138
Contingency reserve	—		—		—	-300		-400
Surplus (deficit) within the meaning of the
public accounts	-2,515		-1,703		136	1,431		2,028
Deposits of dedicated revenues in the Generations Fund(4)	-961		-1,121		-1,279	-1,431		-2,028
Accounting changes	—		—		418	—		—
Exclusion of extraordinary loss - Closure of Gentilly-2	1,876		—		—	—		—
Consolidated budgetary balance within the meaning of the Balanced Budget Act	-1,600		-2,824		-725	—		—
Deposits of dedicated revenues in the Generations Fund	961		1,121		1,279	1,431		2,028
Accounting changes	—		—		-418	—		—
Extraordinary loss - Closure of Gentilly-2	-1,876		—		—	—		—
Consolidated budgetary balance	-2,515		-1,703		136	1,431		2,028
Non-budgetary transactions
Investments, loans and advances	-775		-1,349		-2,146	-1,539		-3,281
Fixed Assets	-3,312		-3,033		-2,312	-2,218		-3,330
Retirement plans	2,898		3,352		3,662	3,377		3,382
Other accounts(5)	-414		2,324		-292	-818		-589
Non-budgetary transactions	-1,603		1,294		-1,088	-1,198		-3,818
Net financial requirements	-4,118		-409		-952	233		-1,790
Financing transactions
Change in cash position(6)	900		-2,337		-4,400	2,060		7,584
Net borrowings(7)	7,473		6,339		10,793	4,002		-271
Retirement Plans Sinking Fund(8) and funds dedicated to employee future benefits(9)	-3,294		-3,172		-4,162	-4,756		-3,495
Generations Fund	-961		-421	(10)	-1,279	-1,539	(11)	-2,028
TOTAL FINANCING TRANSACTIONS	4,118		409		952	-233		1,790
(1)

The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the Budget 2016-2017, which was released on March 17, 2016. These preliminary results are subject to change.

(2)	Includes Hydro-Québec’s extraordinary loss of $1,876 million stemming from the closure of the Gentilly-2 nuclear power plant.
(3)

Includes an amount of $733 million for Fiscal 2013 and $1,467 million for Fiscal 2014 from the Canada-Québec agreement concluded on March 28, 2012, which stipulates that the federal government will pay Québec $2.2 billion in compensation in respect of the harmonization of the QST with the goods and services tax (GST).

(4)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the General Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the sums accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(5)	Includes year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.
(6)	A positive number indicates a net decrease in cash.
(7)

Represents mainly new borrowings of $20,296 million, $21,265 million, $27,951 million, $22,949 million and $13,978 million for each of Fiscal 2013 through 2017, respectively, less repayment of borrowings.

(8)

This sinking fund receives amounts to be used to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it and applied against the interest on the actuarial obligation (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

(9)	These funds receive amounts used to cover employee’s future benefits (accumulated sick leave and survivor’s pension) payable to Government’s employees.
(10)	Includes a deposit of $300 million from the accumulated surpluses of the Territorial Information Fund and the use of $1 billion to repay maturing borrowings.
(11)	Includes a deposit of $108 million from the accumulated surpluses of the Commission des normes du travail.

2015-2016 Forecast

The preliminary data for Fiscal 2016 indicate a return to a balanced budget, as forecasted in March 2015.

Consolidated revenue for Fiscal 2016 is now expected to be $740 million lower than forecasted in March 2015. Excluding Government enterprises, the decrease in own-source revenue stands at $384 million and is due primarily to reductions in consumption taxes and miscellaneous revenue, partly offset by higher revenue from personal income tax and rights and licenses. The $355 million decrease in federal transfers includes downward adjustments of $112 million in health transfers and $67 million in transfers for post-secondary education and social programs. These adjustments are due mainly to the upward adjustment of the value of the special Québec abatement, which is subtracted from these transfers. Another downward adjustment, of $176 million from other federal transfer programs, is due primarily to a lower-than-anticipated compensatory payment in respect of the Canada Student Loans Program.

Expenditures excluding debt service are now expected to be $457 million lower than forecasted in March 2015. Debt service has been adjusted downward by $428 million, mainly because of lower-than-anticipated interest rates and the return from the Retirement Plans Sinking Fund (RPSF), which was higher than forecasted in 2014-2015, affecting debt service starting in 2015-2016. Revenue from the RPSF is recorded as a deduction from debt service.

TABLE 11

Summary of revisions for fiscal year 2016 since Budget 2015-2016
(millions of dollars)

	Budget 2015-2016	Revisions	Budget 2016-2017
Own-source revenue
Own-source revenue excluding government enterprises	75,754	–384	75,370
Government enterprises	4,962	–1	4,961
Total own-source revenue	80,716	–385	80,331
Federal transfers	19,444	–355	19,089
Total consolidated revenue	100,160	–740	99,420
Expenditure	–88,091	457	–87,634
Debt service	–10,483	428	–10,055
Total consolidated expenditure	–98,574	885	–97,689
Contingency reserve	—	–300	–300
Deposits of dedicated revenues in the Generations Fund	–1,586	155	–1,431
Consolidated budgetary balance within the meaning of the Balanced Budget Act	—	—	—

2016-2017 Forecast – Budget 2016-2017

In Budget 2016-2017, the Government maintains budgetary balance for Fiscal 2017. In 2016-2017, total consolidated revenue forecast in Budget 2016-2017 will stand at $102,566 million, a 3.2% increase over 2015-2016. Excluding Government enterprises, own-source revenue forecast in the budget stands at $77,536 million, a 2.9% increase in relation to 2015-2016. This growth reflects primarily the anticipated change in economic activity.

Revenue from Government enterprises is estimated at $4,850 million, a 2.2% decrease, attributable mainly to Hydro-Québec’s results, which are expected to decrease as a result of the anticipated net downturn in net electricity exports due to the shutdown of a transmission line with New England from April to June 2016 for major maintenance work. Own-source revenue accounts for more than 80% of total revenue. Federal transfers are expected to increase by 5.7% to $20,180 million in 2016-2017.

Consolidated expenditures are expected to total $100,138 million for Fiscal 2017, 2.5% higher than preliminary data for Fiscal 2016. Expenditures excluding debt service will increase by 2.4%, to $89,720 million. Growth in spending stems, above all, from an increase in spending for the “Health and social services” and “Education and culture” missions. Growth also reflects the amounts earmarked for the Contingency Fund in the budget of the secrétariat of the Conseil du trésor. The expenditures-to-GDP ratio excluding debt service is forecast to stand at 22.8% in 2016-2017. Debt service is forecast to increase by 3.6% to $10,418 million mainly because of the anticipated increases in interest rates and the amount of debt. The portion of consolidated revenue allocated to consolidated debt service is forecast to stand at 10.2% in 2016-2017, higher than the 10.1% allocated in 2015-2016.

Accounting Standard

A new accounting standard came into force on April 1, 2012 and has been applied since fiscal year 2013. The Minister of Finance, who is responsible for the preparation of the Government’s public accounts, and the Auditor General of Québec, who audits the accounts, have issued differing opinions concerning the interpretation of the revised standard.

Transfer payments from the Government are intended to provide financial assistance to municipalities and to certain universities to fund capital projects. Financial assistance is generally paid to the municipalities over 20 years and to the universities over 25 years. In accordance with the applicable legislation and financial assistance agreements concluded with each of the beneficiaries, the payments are subject to annual approval by Parliament through appropriation acts.

For previous fiscal years, the Government presented such financial assistance as contractual obligations (in the notes and appendices of the Government’s public accounts) until the transfer payments pertaining to such assistance were authorized by an appropriation act during a fiscal year. The payments were then recorded as expenditures. The Minister of Finance believes that the revised standard does not entail any change in the accounting treatment of such financial assistance. The four largest chartered accountant firms have validated this interpretation.

The Auditor General believes however that the financial assistance should be recorded as expenditures as soon as the eligible work has been carried out or the capital investments have been acquired for a project.

According to the estimate that the Auditor General of Québec presented in his report on the Government’s consolidated financial statements as at March 31, 2015, this interpretation would have implied, as at March 31, 2015, the inclusion of $9.2 billion in the net debt and the debt representing accumulated deficits, and additional expenditures of $0.7 billion in 2014-2015.

In April 2016, the Public Sector Accounting Board (PSAB) published a Post-Implementation review showing that the existence of different interpretations of the role of the authorization to pay in the authorization process has given rise to divergent practices and different audit opinions. In the same document, the PSAB indicates that it intends to examine whether an authoritative accounting guideline would help clarify the requirements of this accounting standard, without however providing any indication as to when it intends to complete such exercise.

Economic Assumptions

The projections in the Budget 2016-2017 reflect the following assumptions regarding the economy of Québec for 2016.

TABLE 12

Economic Assumptions included in the 2016-2017 Budget
(in percentage)

Percentage Change over 2015
GDP
At current market prices	3.2
In chained 2007 dollars	1.5
Household income	3.1
Business non-residential capital expenditures (2007 prices)	0.0
International exports (2007 prices)	2.8
Household Consumption (2007 prices)	1.9
Labor force	0.6
Employment	0.7
Average Rate
Unemployment rate	7.5

Note:	Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Sources: Ministère des Finances du Québec.

Consolidated Revenue

The following table shows own-source revenue and federal transfers by source for the General Fund.

TABLE 13

Consolidated Revenue
Year ending March 31
(dollar amounts in millions)

					Preliminary			% of
					Results		Forecast	total
	2013		2014	2015	2016	(1)	2017	2017
Income and property taxes
Personal income tax	25,070		26,203	27,547	28,471		29,639	28.9%
Contributions to the Health Services Fund	6,391		6,251	6,397	6,495		6,463	6.3%
Corporate taxes	6,100		5,625	5,837	6,404		6,565	6.4%
School property tax	1,577		1,786	1,954	2,033		2,135	2.1%
	39,138		39,865	41,735	43,403		44,802	43.7%
Consumption taxes
Retail sales	12,542		13,264	13,775	14,342		14,896	14.5%
Tobacco	907		1,010	1,069	1,093		1,027	1.0%
Alcoholic beverages	480		551	598	627		628	0.6%
Other	2,150		2,310	2,215	2,340		2,355	2.3%
	16,079		17,135	17,657	18,402		18,906	18.4%
Revenue from government enterprises(2)
Hydro-Québec	919	(3)	3,333	3,245	2,700		2,600	2.5%
Loto-Québec	1,194		1,055	1,026	1,168		1,147	1.1%
Société des alcools du Québec	1,030		1,003	1,034	1,050		1,070	1.0%
Other	89		39	102	43		33	0.0%
	3,232		5,430	5,407	4,961		4,850	4.7%
Duties and permits	2,801		2,961	3,282	3,781		3,763	3.7%
Miscellaneous	9,230		9,290	9,317	9,784		10,065	9.8%
Total own source revenue	70,480		74,681	77,398	80,331		82,386	80.3%
Federal transfers
Equalization	7,391		7,833	9,286	9,521		10,030	9.8%
Protection payment(4)	362		—	—	—		—	—
Health transfers	4,792		5,290	5,282	5,487		5,944	5.8%
Transfers for post-secondary education and other social programs	1,486		1,534	1,588	1,542		1,629	1.6%
Other programs	2,753		2,426	2,383	2,539		2,577	2.5%
Harmonization of the QST with the GST - Compensation	733		1,467	—	—		—	—
Total federal transfers	17,517		18,550	18,539	19,089		20,180	19.7%
TOTAL CONSOLIDATED REVENUE	87,997		93,231	95,937	99,420		102,566	100.0%
(1)

The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the Budget 2016-2017, which was released on March 17, 2016. These preliminary results are subject to change.

(2)

Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $2,869 million (due to the extraordinary loss related to the closure of the Gentilly-2 nuclear power plant), $4,265 million and $4,595 million for each of Fiscal 2013 through 2015, respectively, and are expected to be $4,578 million for Fiscal 2016 and $4,242 million for Fiscal 2017.

(3)	Data including the extraordinary loss of $1,876 million related to the closure of the Gentilly-2 nuclear power plant.
(4)	Transfer protection payments are discretionary spending of the federal government intended to ensure that total major transfers to provinces do not decrease compared to the prior year.

Taxes. The Government and the federal government share the power to levy personal income tax in Québec. The Government levies and collects personal income tax at rates ranging from 16% to 25.75%, in four tax brackets.

In Québec, businesses are subject to taxes on profits and on total payroll. The tax rate applied to corporate profits, which is currently at 11.9%, will be reduced by 0.1% each year starting January 1, 2017, until it reaches 11.5% on January 1, 2020. Small and medium-sized enterprises (SMEs)

benefit from a reduced tax rate of 8% that applies to the first $500,000 of income of an eligible enterprise. The tax rate applicable to manufacturing SMEs varies from 8% to 4% and the tax rate applicable to SMEs in the primary sector will also vary from 8% to 4%, starting January 1, 2017.

The Québec system of taxation of corporate profits makes provision for incentives for scientific research and experimental development such as the 30% tax credit granted on the remuneration paid by SMEs in conjunction with such activities. Starting January 1, 2017, eligible enterprises in the manufacturing sector that market a product that incorporates a patent protecting an invention developed in Québec will also benefit from a reduction in their tax rate from 11.8% to 4% on their income attributable to the patent. Other measures seek to promote investment and enhance productivity, such as the investment tax credit pertaining to manufacturing and processing equipment, which ranges from 4% to 32% depending on the region and the size of the business. This measure has been extended until December 31, 2022, with tax credits ranging from 4% to 24% starting on January 1, 2017, applicable in certain regions.

A tax on the total payroll is applied to fund the Health Services Fund (HSF). The tax rate is 2.7% for corporations with total payrolls of $1 million or less. For SMEs in the primary and manufacturing sectors, the tax rate is 1.6% and will be gradually reduced to 1.45% on January 1, 2021. Starting January 1, 2017, the tax rate of SMEs in the service and construction sectors with total payrolls of $1 million or less will be gradually reduced from 2.7% to 2.0% on January 1, 2021. The rate rises proportionally for corporations with total payrolls between $1 million and $5 million, to 4.26% for corporations with total payrolls of $5 million or more. Until the end of 2020, a contribution holiday to the HSF is being offered to SMEs that hire new specialized workers in the natural and applied sciences sector.

The school boards levy the school property tax, which must be devoted to the organization of educational services. Limits are imposed in this respect concerning the revenue that can be generated and the tax rate applied. The tax rate set by the school boards may not exceed $0.35 per $100 of standardized property assessment, and the total revenue may not exceed a maximum amount that the Government determines each year.

The Québec sales tax (QST) is a multi-stage value-added tax that applies uniformly to each stage in the production and marketing of goods and services. A mechanism makes provision for the refund of taxes paid on inputs during different stages of production to eliminate multiple taxation. However, large businesses cannot usually obtain the refund of taxes on inputs for energy, telecommunications, road vehicles weighing less than 3,000 kg, gasoline used in these vehicles, and meals and entertainment expenses. The rate of the QST is currently set at 9.975%.

Under the terms of the March 2012 Canada-Quebec Comprehensive Integrated Tax Coordination Agreement, Québec will gradually begin in 2018 allowing large businesses to obtain a tax refund on inputs on a number of goods and services that are now subject to restrictions.

In Budget 2010-2011, the Government announced the implementation of a health contribution levied on individuals when they file their income tax returns, which contribution was set at $200 per individual, subject to certain exemptions. In 2013, the fixed health contribution became a progressive contribution. In Budget 2016-2017, the Government announced an immediate reduction of the health contribution in 2016 and complete elimination in 2018, one year earlier than previously planned.

Federal Transfers. In 2016-2017, equalization revenues amount almost half of the federal transfers. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without imposing higher taxes. In its March 2007 Budget, the federal government announced a thorough reform of the equalization program on the basis of the recommendations made by the Expert Panel on Equalization and Territorial Formula Financing. However, on November 3, 2008, the federal government announced the introduction of new caps on equalization. These caps place limits on the equalization entitlements of recipient provinces.

In December 2012, under the renewal of federal transfers for 2014, the federal government announced technical changes that will be applied to the equalization program for the years 2015 through 2019.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and to post-secondary education and other social programs by means of the Canada Social Transfer (“CST”).

Since 2007-2008, the CST has been allocated on a purely per capita basis. Since 2014-2015, the CHT has also been allocated on a purely per capita base. The prior formula of these transfers, which has been replaced, took into account the value of the tax points transferred to the provinces in 1977.

For Canada as a whole, the CHT is indexed by 6% per year until 2016-2017. By 2017-2018, the CHT will grow in line with nominal GDP with a 3% floor provision. The CST is indexed by 3% per year for an undetermined period.

Other federal transfers generally represent cost-sharing agreements for different provincial programs that relate, among other things, to the labor market, immigration and education.

Consolidated Expenditure

The following table presents the consolidated expenditure by mission and debt service.

TABLE 14

Consolidated expenditure by mission
Year ending March 31
(dollar amounts in millions)

							% of
				Preliminary		Forecast	Total
	2013	2014	2015	Result 2016	(1)	2017	2017
Health and Social Services	34,174	35,602	36,793	37,637		38,372	38.3%
Education and Culture	19,528	20,620	20,905	21,002		21,623	21.6%
Economy and Environment	11,316	11,859	11,458	12,326		12,545	12.5%
Support for Individuals and Families	9,333	9,543	9,647	9,411		9,527	9.5%
Administration and Justice	6,322	6,712	6,728	7,258		7,653	7.6%
Expenditure	80,673	84,336	85,531	87,634		89,720	89.6%
Debt service:
Direct debt service	6,755	7,219	7,101	7,313		7,951	7.9%
Interest ascribed to the retirement plans	3,074	3,364	3,161	2,745		2,475	2.5%
Interest ascribed to employee future benefits	10	15	8	-3		-8	0.0%
Total debt service	9,839	10,598	10,270	10,055		10,418	10.4%
TOTAL CONSOLIDATED EXPENDITURE	90,512	94,934	95,801	97,689		100,138	100.0%
(1)

The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the Budget 2016-2017, which was released on March 17, 2016. These preliminary results are subject to change.

Health and Social Services. Expenditures are expected to increase by 2.0% in Fiscal 2017 compared with Fiscal 2016. This growth will, in particular, cover adjustments to the collective agreements and the Government’s employer contributions, the anticipated wage increases of health professionals and the agreements with the medical federations and an $88 million increase for new public services, in particular home healthcare.

Education and Culture. Expenditures are expected to increase by 3.0% in Fiscal 2017 compared with Fiscal 2016. Expenditures anticipated in Budget 2016-2017 will be used, in particular, to fund the key growth factors in the education networks, including wages, enrolments and an increase in student aid. The expenditures will also cover the funding of recreation and sports programs.

Economy and Environment. Expenditures are expected to increase by 1.8% in Fiscal 2017 compared with Fiscal 2016. This increase will cover more extensive investments in municipal infrastructure and the implementation of the 2013-2020 Action Plan on Climate Change.

Support for Individuals and Families. Expenditures are expected to increase by 1.2% in Fiscal 2017 compared with Fiscal 2016. This increase is mainly attributable to the establishment of the tax shield announced in Budget 2015-2016 and the enhancement of the work premiums announced in Budget 2016-2017.

Governance and Justice. Expenditures are expected to increase by 5.4% in Fiscal 2017 compared with Fiscal 2016. This increase is attributable to the increase in the budget of the secrétariat of the Conseil du trésor, stemming from the growth in the Contingency Fund for Fiscal 2017.

Debt service. Expenditures are expected to increase by 3.6% in Fiscal 2017 compared with Fiscal 2016. This increase is principally attributable to the anticipated increase in interest rates and the debt.

Government Employees and Collective Unions

In its Budget 2016-2017, the Government plans to spend $40.1 billion for the remuneration of its employees, including health and educational workers.

On December 17, 2015, an agreement in principle was reached between the Government and unions representing 496,000 salaried employees out of the 531,000 unionized employees. Discussions are ongoing for the renewal of working conditions for the remaining 35,000 unionized employees and for 51,000 non-unionized employees and agreements with medical federations still have to be reached.

First, the agreement provides for annual increases of 1.5%, 1.75% and 2.0% on April 1, 2016, 2017 and 2018, respectively. Second, the Government will also make lump-sum payments equal to 1.0% of the average salary in 2015-2016 and 0.5% of the average salary in 2019-2020. Third, an adjustment of 2.4% will be made in 2019-2020 as a result of the salary relativity exercise, a modernization and restructuring of pay scales meant to correct inconsistencies. Finally, various agreements that do not apply to all employees provides for annual increases of 0.7% and 0.4% on April 1, 2018 and 2019, respectively.

With regard to retirement, the parties agreed to raise the reduction applicable for early retirement from 4.0% to 6.0% per year as of July 1, 2020. Also, they agreed to raise the age of retirement without any actuarial penalty from 60 to 61 as of July 1, 2019.

TABLE 15

Negotiated salary increases for the period 2015-2020
(expressed in percentage)

	2015-2016	2016-2017	2017-2018	2018-2019	2019-2020
Salary parameters	-	1.5	1.75	2.0	-
Lump-sum payments	1.0	-	-	-	0.5
Salary relativity	-	-	-	-	2.4	(1)
Special agreements	-	-	-	0.7	0.4
(1)	Impact when fully implemented. The impact is 2.0 % in 2019-2020.

Source : Secrétariat du Conseil du trésor.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of consolidated non-budgetary transactions.

TABLE 16

Non-Budgetary Transactions(1)
Year ending March 31
(dollar amounts in millions)

				Preliminary	Forecast
	2013	2014	2015	Results 2016 (2)	2017
Investments, loans and advances
Government enterprises
Shares and investments	—	—	—	—	-400
Change in the equity value of investments(3)	-363	-1,165	-812	-383	-608
Loans and advances	-80	-165	4	-5	-14
Total Government enterprises	-443	-1,330	-808	-388	-1,022
Other	-332	-19	-1,338	-1,151	-2,259
Total investments, loans and advances	-775	-1,349	-2,146	-1,539	-3,281
Fixed assets
Net investments	-6,581	-6,490	-5,859	-5,905	-7,147
Depreciation	3,269	3,460	3,547	3,687	3,817
Total fixed assets	-3,312	-3,030	-2,312	-2,218	-3,330
Retirement plans
Cost of vested benefits, amortizations and contributions(4)	2,770	3,207	3,432	2,930	2,944
Interest on the actuarial obligation(5)	5,285	5,608	5,874	5,794	5,937
Benefits, contributions, repayments and administrative expenses	-5,157	-5,463	-5,644	-5,347	-5,499
Total retirement plans(6)	2,898	3,352	3,662	3,377	3,382
Other accounts	-414	2,321	-292	-818	-589
TOTAL NON-BUDGETARY TRANSACTIONS	-1,603	1,294	-1,088	-1,198	-3,818
(1)	A negative entry indicates a financial requirement and a positive entry indicates a source of financing.
(2)

The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the Budget 2016-2017 which was released on March 17, 2016. These preliminary results are subject to change.

(3)	Change in accumulated surpluses or deficits (i.e., change in net income (loss) after declared dividends to the Government).
(4)

The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE (See below - “ Retirement Plans”). For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result of the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(5)

Doesn't take into account the income from the Retirement Plans Sinking -Fund of $2,087 million, $1,992 million, $1,989 million and $2,430 million for each of Fiscal 2012 through 2015, respectively. The income for Fiscal 2016 is expected to be $2,974 million.

(6)

The retirement plans’ liability, excluding the Retirement Plans Sinking Fund estimated at $55.3 billion, is estimated at $83.3 billion for Fiscal 2015, consisting of $64.2 billion in respect of RREGOP and RRPE and $19.1 billion in respect of the other public sector plans. The liability for other plans takes into account the assets of these plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of CPA Canada.

Investments, Loans and Advances. Investments, loans and advances represent capital contributions, loans or advances made to Government enterprises and bodies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Bodies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans. Retirement plans include transactions relating to the public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 572,588 employees and other plans cover 19,159 employees as of December 31, 2014.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments that are the responsibility of the Government are a claim on, and are payable out of, the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the Retirement Plans Sinking Fund (“RPSF”) managed by the Caisse, which consists of a cash reserve that will eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

Other Accounts. The transactions related to other non-budgetary accounts reflect, notably, year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year since they depend on the coordination of collection and disbursement transactions.

The following table shows Québec’s financial assets and liabilities.

TABLE 17

Québec’s Financial Assets and Liabilities
Year ending March 31
(dollar amounts in millions)

	2014	2015
Financial Assets(1)	62,701	70,178
Liabilities(2)	243,962	255,758
Government Guaranteed Debt(3)	40,361	41,662
(1)

Financial assets include cash, short-term investments, accounts receivable, inventories intended for sales, investment in Government enterprises, long-term investments, the Generations Fund and deferred expenses related to debts. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds, commercial paper and other similar instruments equalled, as at March 31, 2015, $10,434 million compared to $6,593 million as at March 31, 2014.

(2)

Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, transfers from the federal government to be repaid, pension plans and other future social benefits, debt before deferred foreign exchange gain (loss) and deferred foreign exchange gain (loss).

(3)	See “Public Sector Debt – Guaranteed Debt”.

GOVERNMENT ENTERPRISES AND BODIES

Government enterprises and bodies can be divided into three categories: enterprises included in the Government’s reporting entity, Government bodies whose reporting entities are included in the Government’s reporting entity and Government bodies that conduct fiduciary transactions not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer all of their net earnings to the Government while Hydro-Québec pays as dividends 75% of its net income calculated in accordance with the provisions of the Hydro-Québec Act.

Government bodies whose reporting entities are included in the Government’s reporting entity are entities whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These Government bodies may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Government bodies that conduct fiduciary transactions play an important economic role in Québec. As an investment manager, the Caisse invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and Government bodies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises.

Those assets may be sold to the private sector when the timing is deemed appropriate.

TABLE 18

Major Government Enterprises and Bodies

Area of Activity
Enterprises included in the Government’s reporting entity
Hydro-Québec	Generation, transmission and distribution of electric power
Loto-Québec	Gaming
Société des alcools du Québec (SAQ)	Wholesale and retail sale of alcoholic beverages
Investissement Québec	Economic development
Société Innovatech (Grand Montréal, Québec et Chaudière- Appalaches, Sud du Québec et Régions ressources)	Venture Capital (High technology sector)
Government bodies whose reporting entity is included in the Government’s reporting entity
Financement-Québec	Financing public sector organizations that are not included in the Government’s reporting entity
Société d'habitation du Québec (SHQ)	Development and management of public housing
Société québécoise des infrastructures (SQI)	Construction, development and management of public infrastructure
Government bodies that conduct fiduciary transactions not included in the Government’s reporting entity
Caisse de dépôt et placement du Québec (Caisse)	Investment management
Retraite-Québec	Pension funds supervision and public sector pension funds management

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the most recent fiscal year for which this information is publicly available.

TABLE 19

Financial Information on Certain Government Enterprises(1)
(dollar amounts in millions)

	Share	Loans and		Accumulated Surplus		Total Government		Debt Guaranteed by the			Net Income
	Capital	Advances	(2)	(Deficit)	(3)	Investments	(4)	Government	Assets	Revenue	(Loss)
Enterprises included in the Government's reporting entity
Hydro-Québec(5) (12-31-2015)	4,374	—		15,101		19,475		43,672	75,199	13,754	3,147
Loto-Québec (03-31-2015)	—	—		105		105		—	1,337	3,338	1,116
SAQ (03-28-2015)	30	—		11		41		—	708	3,006	1,034
(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.
(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises).
(3)	Includes accumulated other comprehensive income.
(4)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).
(5)	Hydro-Québec's consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP ) since January 1, 2015.

Enterprises Included in the Government’s Reporting Entity

Hydro-Québec. Hydro-Québec operates one of the major systems in Canada for the generation, transmission and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. In Fiscal 2016, the Government received a dividend of $2.360 billion from Hydro-Québec, compared with $2.535 billion in Fiscal 2015. This variance is mainly due to the fact that the rise in net electricity exports was more than offset by a decrease in supplies provided by the generation segment to the distribution segment, as well as to an increase in depreciation and amortization expense.

As of December 31, 2015, Hydro-Québec operates 63 hydroelectric plants with a combined installed capacity of 36,370 MW and 24 thermal plants totaling 542 MW. In addition to the generating capacity of its own facilities, Hydro-Québec has access to almost all the output from Churchill Falls generating station (which has a total capacity of 5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) that will remain in effect until 2041 (the “1969 Power Contract”). In 2015, Hydro-Québec also purchased all the output from 36 wind farms (3,260 MW) and 5 small hydropower plants (65 MW) and almost all the output from 7 biomass and 3 biogas cogeneration plants (257 MW) operated by independent power producers. Moreover, 1,062 MW are available under long-term contracts with other suppliers. Hydro-Québec maintains approximately 21,000 miles of transmission lines.

TABLE 20

Hydro-Québec’s Operations
Year ended December 31
(dollar amounts in millions)(1)

	2011		2012		2013		2014	2015
Total revenue from electricity sales	11,972		11,636		12,610		13,145	13,362
Revenue from electricity sales outside Québec	1,252		1,194		1,525		1,629	1,700
Capital investments affecting cash	3,814	(2)	3,932	(2)	4,335	(2)	3,815	3,440
Net income	2,611		860		2,942		3,325	3,147
Debt guaranteed by Goverment (at and of period)	39,049		39,966		41,085		40,939	43,672
Total electricity sales (terawatthours)	193.6		196.5		205.5		200.8	201.1
Interest coverage(3)	1.97		2.02		2.09		2.23	2.20
Capitalization ratio(4)	31.4%		30.6%		30.5%		28.9%	30.1%
(1)

The data for 2015 and 2014 are presented according to U.S. GAAP, while the data for prior years are presented according to Canadian generally accepted accounting principles, as published in the Hydro-Québec annual report on Form 18-K for the fiscal year ended December 31, 2014.
As two different financial reporting frameworks are used in the above table, the financial information may not be directly comparable.

(2)	Including the Energy Efficiency Plan.
(3)	Sum of operating income and net investment income divided by interest on debt securities.
(4)

Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to fix or modify Hydro-Québec’s rates and conditions for the transmission and distribution of electric power in Québec. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service including a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors.

Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; designate a reliability coordinator for Québec and adopt the reliability standards submitted by the designated reliability coordinator; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and rule upon complaints from customers concerning rates or services.

The Energy Board Act was amended in 2010 and 2013 to allow a gradual increase in the average cost of the Heritage Pool Electricity (base volume of up to 165 TWh annually) and was subsequently amended to replace this gradual increase by a yearly indexation based on Québec’s Consumer Price Index. The authorized average price for 2015 was 2.84¢/kWh.

Hydro-Québec is a co-defendant with Québec and others in certain legal actions undertaken by various aboriginal communities concerning alleged infringements of their ancestral rights over their claimed traditional territories. (See “Québec – Native Peoples” above).

On February 23, 2010, CF(L)Co instituted proceedings against Hydro-Québec seeking the modification, as of November 30, 2009, of the pricing terms under the 1969 Power Contract by increasing the pricing terms payable by Hydro-Québec to CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of the 1969 Power Contract with effect six months from the date of judgment. The 1969 Power Contract was already contested on two prior occasions before the courts and the Supreme Court of Canada dismissed those proceedings. On July 24, 2014, the Court rendered its judgment, dismissing CF(L)Co’s request and confirming Hydro-Québec’s rights under the 1969 Power Contract. On August 25, 2014, CF(L)Co filed an appeal before the Québec Court of Appeal. Hydro-Québec is awaiting notification by the Court of Appeal of a hearing date. Hearing is expected to take place in 2016.

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming houses, including casinos, a video lottery network, an online gaming site and bingo products. It offers lottery products in some 8,500 points of sale. Loto-Québec currently operates four government owned casinos located in Montréal, Charlevoix, Lac-Leamy and Mont-Tremblant. It also operates a network of video lottery terminals, limited in number to 12,000 by the Government.

Loto-Québec pays all of its net earnings to the Government as dividends, after deducting its contributions to some government-specified purpose accounts, for example to fund the pathological gambling action plan. The Budget 2016-2017 forecasts a dividend of $1,147 million for Fiscal 2017 compared with $1,168 million expected in Fiscal 2016 and $1,026 million received in Fiscal 2015.

In Budget 2015-2016, it was announced that new measures will be implemented to curb illegal online gambling. The legislative amendments to implement a measure for filtering unauthorized online gambling sites have been passed. In accordance with this measure, Internet service providers will not be allowed to provide access to an online gaming and gambling website whose name is on a list of websites that are to be blocked, drawn up by Loto-Québec.

In addition, Loto-Québec will develop a portal to increase the ability of Espacejeux, the only legal online gaming site in Québec, to attract players. Loto-Québec will operate games on this portal offered by private operators. To become a supplier of a game offered on the portal, operators will have to enter into an agreement with Loto-Québec, who will become the exclusive operator of the online games of chance or gambling games in Québec.

Société des alcools du Québec (“SAQ”). The SAQ sells alcoholic beverages and pays all of its net earnings to the Government as a dividend. As part of the Budget 2016-2017, the SAQ is budgeted to pay a dividend of $1,070 million in Fiscal 2017 compared with $1,150 million expected in Fiscal 2016 and $1,034 million received in Fiscal 2015.

Investissement Québec. Investissement Québec is a public corporation whose mission is to contribute to Québec’s economic development in accordance with Government of Québec economic policy by stimulating investment and fostering employment in every region.

To that end, the corporation supports the creation and development of businesses of all sizes through customized financial solutions and investments complementary to partner offers. Pursuant to its government mandate, the corporation also carries out foreign investment prospecting and strategic financing operations.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start up or technical research stage in their respective territories. As of March 31, 2015, the total assets of the four Innovatech corporations were $78 million.

The Government privatized Innovatech du Grand Montréal and its investment portfolio has been sold to a subsidiary of Coller Capital. Innovatech Régions ressources, Innovatech Québec et Chaudière-Appalaches and Innovatech du sud du Québec have been converted into mixed public-private capital corporations.

Government Bodies That Conduct Fiduciary Transactions Not Included in the Government’s Reporting Entity

Caisse de dépôt et placement du Québec (“Caisse”). The Caisse invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2015, the net assets of the Caisse (at market value) totaled $248.0 billion. The main depositors and their respective assets on deposit (at market value) were as follows: Government and Public Employees Retirement Plan (RREGOP), $59.9 billion; Retirement Plans Sinking Fund, $59.3 billion; Retraite-Québec, $57.1 billion; Commission de la construction du Québec, $19.5 billion; Commission des normes, de l’équité, de la santé et sécurité du travail (CNESST), $14.7 billion; Société de l’assurance automobile du Québec (SAAQ), $10.9 billion; Régime de retraite du personnel d’encadrement (RRPE), $10.4 billion and Generations Fund, $9.0 billion.

In 2015, the Caisse’s overall return is the average weighted return on the funds of all its depositors. Individual returns for the eight main depositors varied from 8.1% to 10.5%, depending on their specific asset allocations. The overall return for the year ended December 31, 2015 was 9.1%. The overall average return of the Caisse over the past 4 years was 10.9%.

As stated by law, the mission of the Caisse is to receive moneys on deposit as provided by law and manage them with a view to achieving optimal return on capital within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. The Caisse invests its depositors’ funds in various asset classes, including fixed income, equities, private equity, infrastructures, real estate and real estate debt. The Caisse is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

In January 2015, the Government and the Caisse announced a commercial agreement respecting public infrastructures. This agreement defines the general framework and the principles which govern the business model between the Government and the Caisse, for implementing, managing and financing major public infrastructure projects. Under the terms of the agreement, the Government will identify infrastructure projects that may be of interest to the Caisse. The Caisse will then examine, with full independence, in accordance with its constituting Act, if the projects offer a commercial return on investment before making a decision. In June 2015, the Government passed a bill in the National Assembly to allow the Caisse to carry out infrastructure projects.

The first projects targeted by the commercial agreement are a public transit system on Montréal’s new Champlain Bridge and a public transit system linking downtown Montréal to the Montréal-Trudeau International Airport and the West Island. In April 2016, after reviewing the projects, the Caisse unveiled plans for a new integrated network linking downtown Montréal, the South Shore, the West Island, the North Shore and the airport in a unified, fully automated, 67-km light rail transit (LRT) system. The new network represents an investment of approximately $5.5 billion, of which the Caisse has indicated a willingness to commit $3 billion. The decision to move forward with the construction of this major public transportation project is conditional upon the financial participation of the Government and the government of Canada.

As of December 31, 2015, the Caisse’s investments were distributed as follows: 30.4% in fixed-income securities, 39.8% in variable-income securities, 26.0% in interests in unconsolidated subsidiaries (real estate debt, private equity, infrastructure) and 2.8% in cash equivalents. Investments by the Caisse in bonds of various governments, government corporations and other public administrations totaled $60.1 billion (at market value). As at December 31, 2015, the Caisse held investments in Canadian third-party and bank-sponsored ABTNs or asset-backed term notes received in exchange for asset-backed commercial paper that had a fair market value totaling $4.6 billion.

The Caisse’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet the requirements of an independent director.

The Caisse’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee — and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that the Caisse adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for the Caisse, its officers and employees, and its wholly-owned subsidiaries.

Retraite Québec. On January 1st, 2016, the Commission administrative des régimes de retraite et d’assurance (CARRA) and the Régie des rentes du Québec (RRQ) merged into one agency under the name of Retraite Québec.

Retraite-Québec administers the Régime de rentes du Québec (“Québec Pension Plan”, the “Plan” or “QPP”), a compulsory public insurance plan. Its purpose is to provide persons who work in Québec and their families with basic financial protection in the event of retirement, death or disability. The Plan is financed by contributions from Québec workers and employers. As of December 31, 2015, Retraite-Québec entrusted $57.1 billion of funds to the Caisse (at market value).

For a number of years, the QPP has faced increased financial pressure stemming chiefly from the aging of the population and the continuing improvement in life expectancy. Accordingly, based on the Actuarial Report of the Québec Pension Plan as at 31 December, 2012, the steady-state contribution rate, i.e., the rate needed to secure the Plan’s long-term financial stability, would be 11.02%.

The Plan contribution rate is being raised gradually to 10.8% in increments of 0.15 percentage points per year until January 1, 2017.

As of 2018, an automatic contribution rate adjustment mechanism will restore balance to the Plan’s funding, if required. The statutory contribution rate will require adjusting if it is less than the steady-state contribution rate. Where the difference between the steady-state contribution rate and the statutory rate is at least 0.1%, the latter rate will be increased by 0.1% per year until the gap is less than 0.1%.

Retraite Québec also administers public sector retirement plans including RREGOP and RRPE. Assets in these plans are entrusted to the Caisse.

PUBLIC SECTOR DEBT

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2015 and March 31, 2016, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $242.8 billion and $248.1 billion, respectively, of which 8.2% and 8.0% was held by the Caisse.

Unlike the Government’s gross debt, which includes the net retirement plans liability, the public sector debt for the purpose of this Annual Report does not include net retirement plans liability. As at March 31, 2016, the net retirement plans liability totalled $26.7 billion.

TABLE 21

Funded Debt of Public Sector (net of sinking fund balances)
As of March 31
(dollar amounts in millions)(1)

	2012	2013	2014	2015	Preliminary Results 2016	(2)
Government Funded Debt
Borrowings- Government	150,380	158,981	167,242	176,632	179,316
Borrowings - to finance Government Enterprises	1,009	1,182	433	383	308
Government Guaranteed Debt(3)	38,514	39,631	40,361	41,662	43,843
Municipal Sector Debt	20,719	21,820	22,622	23,305	23,846
Other Institutions(4)	929	836	819	814	814
Public Sector Funded Debt(5)	211,551	222,450	231,477	242,796	248,127
Per Capita ($)	26,419	27,515	28,386	29,556	30,027
As percentage of(6)
GDP	61.4%	62.8%	64.1%	65.6%	66.0%
Household income	69.5%	69.8%	70.6%	72.1%	71.5%
(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the 2016-2017 Budget. These preliminary results are subject to change.
(3)	Represents debt of Hydro-Québec.
(4)	Represents debt of the universities other than the Université du Québec and its constituents.
(5)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).
(6)	Percentages are based upon the prior calendar year’s GDP and household income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2015, unfunded debt of the Government was $14.2 billion consisting of Treasury Bills for $3.9 billion plus $10.3 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2016, unfunded debt of the Government is estimated, on a preliminary basis, at $16.9 billion consisting of Treasury Bills for $3.9 billion plus $13.0 billion representing the excess of short-term liabilities over short-term assets.

TABLE 22

Government Funded Debt
As of March 31
(dollar amounts in millions)(1)

								Average
							Average	Term to
					Preliminary		Interest	Maturity
					Results		Rate 2016	2016
	2012	2013	2014	2015	2016	(2)	(%)	(years)
Borrowings - Government
Payable in Canadian Dollars
Debentures and Other Loans	147,682	160,191	170,419	180,513	185,175		4.1	13.0
Savings Products	7,389	8,149	8,707	9,222	9,456		3.1	—
Payable in Foreign Currencies
United States Dollars	944	1,345	1,368	1,557	3,111		4.8	6.3
Japanese Yen	392	-1	-1	-1	—		3.5	2.6
Swiss Francs	218	-2	-4	-4	-3	(3)	2.2	4.7
Euros	163	-14	1,490	1,322	1,426		2.9	5.5
Pounds Sterling	-1	—	—	—	—		—	—
Australian Dollars	—	—	—	3	3	(3)	4.6	8.3
Others currencies	1	—	—	—	—		—	—
Funded Debt	156,788	169,668	181,979	192,612	199,168
Less: Sinking Funds(4)	6,408	10,687	14,737	15,980	19,852
Net borrowings - Government(5)	150,380	158,981	167,242	176,632	179,316		3.9	11.0
Borrowings - to finance Government Enterprises
Payable in Canadian Dollars
Debentures and Other Loans	1,009	1,182	433	383	308		2.8	6.1
Borrowings - to finance Government Enterprises	1,009	1,182	433	383	308		2.8	6.1
(1)	Canadian dollar equivalent at the dates indicated for borrowings in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the 2016-2017 Budget. These preliminary results are subject to change.
(3)	The amounts represent the unamortized discount or premium on borrowings. The nominal value of these borrowings is completely hedged by currency swap agreements and foreign exchange forward contracts.
(4)	Consists of funds withdrawn annually from the General Fund and consolidated organizations. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.
(5)

Subsequent to March 31, 2016, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $4.3 billion. The Government currently has credit agreements with various banks and financial institutions for a total of US$3.5 billion. The Government has also a line of credit for operations of $1.2 billion.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2016, net of a sinking fund balance of $19,852 million ($15,980 million as of March 31, 2015) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures. The results shown in the following tables are based on financial information presented in Budget 2016-2017 of March 17, 2016. These preliminary results are subject to change.

TABLE 23

Maturities of Government Funded Debt for Borrowings - Government
(dollar amounts in millions)(1)

Fiscal Year	Canadian		Australian	Swiss		Total	Total
Payable	Dollars	U.S. Dollars	Dollars	Francs	Euros	2015-2016	2014-2015
Year 1	19,733	-175	—	—	-1	19,557	15,194
Year 2	11,650	26	—	-1	—	11,675	14,171
Year 3	16,413	24	—	—	—	16,437	11,368
Year 4	13,970	32	—	—	-3	13,999	16,095
Year 5	10,949	29	—	—	—	10,978	13,761
1-5 years	72,715	-64	—	-1	-4	72,646	70,589
6-10 years	49,841	-29	3	-2	-64	49,749	50,104
11-15 years	4,969	50	—	—	—	5,019	7,375
16-20 years	8,636	46	—	—	—	8,682	7,785
21-25 years	11,609	—	—	—	—	11,609	11,702
26-61 years	31,611	—	—	—	—	31,611	29,077
	179,381	3	3	–3	–68	179,316	176,632
(1)

Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent as at March 31, 2016, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $375 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues.

As indicated in the 2012-2013 Budget, the Government implemented in 2012-2013 a policy aimed at raising the level of prudential liquidity (liquid assets), to supplement its existing sinking funds. These liquid assets, invested in Canadian and non-Canadian central government securities, will be available for use in the event of major turbulence in financial markets. For that purpose, Québec created a general sinking fund in June 2012. The assets held in this general sinking fund will be used for the repayment at maturity of any debt of designated series issued by Québec and for liquidity purposes. However, Québec will be under no obligation to repay out of this general sinking fund any particular series of notes nor will any notes of designated series be redeemable for sinking fund purposes.

For the year ended March 31, 2015, the amount set aside for sinking fund purposes was $276 million and, at that date, the aggregate value of sinking funds was $15,980 million (including $8,112 million for the purpose of prudential liquidity), of which $6,890 million was invested in debentures issued or guaranteed by the Government.

For the year ended March 31, 2016, the amount set aside for sinking fund purposes was $549 million and, at that date, the aggregate value of sinking funds was $19,852 million (including $11,110 million for the purpose of prudential liquidity), of which $7,580 million was invested in debentures issued or guaranteed by the Government.

TABLE 24

Maturities of Government Funded Debt for Borrowings –
to finance Government Enterprises
(dollar amounts in millions)(1)

Fiscal Year Payable	Total 2015-2016	Total 2014-2015
Year 1	50	75
Year 2	40	50
Year 3	100	40
Year 4	—	100
Year 5	43	—
1-5 years	233	265
6-10 years	25	68
11-15 years	—	—
16-20 years	25	25
21-25 years	—	—
26-28 years	25	25
	308	383
(1)	As of March 31, 2016, all Government Funded Debt for Borrowings to finance Government Enterprises debts were either denominated in Canadian dollars or were fully swapped in Canadian dollars.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

TABLE 25

Guaranteed Funded Debt (net of sinking fund balances)
As of March 31
(dollar amounts in millions)(1)

							Average
						Average	Term to
					Preliminary	Interest Rate	Maturity
	2012	2013	2014	2015	Results 2016 (2)	2016 (%)	2016 (years)
Hydro-Québec	38,514	39,631	40,361	41,662	43,843	5.4	17.8
	38,514	39,631	40,361	41,662	43,843	5.4	17.8
(1)	Canadian dollar equivalent at dates indicated for borrowings in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.
(2)	The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the 2016-2017 Budget. These preliminary results are subject to change.

As of March 31, 2016, on a preliminary basis, unfunded debt guaranteed by the Government amounted to $6,043 million, including $3,866 million borrowed from financial institutions under a student loan program and $2,177 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations and transportation commissions) and educational institutions (universities other than the Université du Québec and its constituents).

The following table shows information on the funded debt of these institutions as of the dates indicated.

TABLE 26

Funded Debt of the Municipal Sector and Other Institutions
As of March 31
(dollar amounts in millions)(1)

					Preliminary
	2012	2013	2014	2015	Results 2016	(2)
Municipal Sector	20,719	21,820	22,622	23,305	23,846
Education Institutions(3)	929	836	819	814	814
	21,648	22,656	23,441	24,119	24,660
(1)

Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

(2)	The Preliminary Results 2016 are based on financial information presented as at March 31, 2016 in the 2016-2017 Budget. These preliminary results are subject to change.
(3)	Represents debt of universities other than the Université du Québec and its constituents.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 87% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. The Ministère des Affaires municipales et de l’Occupation du territoire supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2013 (the most recent year for which information is available), local sector expenditure including school corporations totalled $32.1 billion, representing 27.5% of consolidated expenditures of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $2,862.3 million in 2013 to $3,000.8 million in 2014. Net long-term debt of the municipal sector supported by local taxpayers increased from $19.5 billion as of December 31, 2013 to $19.7 billion as of December 31, 2014. This debt, as a percentage of real estate valuation, has decreased from 2.3% in 2013 to 2.2% in 2014.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions as well as by the municipal sector. The amounts for Fiscal 2016 are not yet publicly available.

TABLE 27

Government’s Commitments(1)
As of March 31
(dollar amounts in millions)(2)

	2012	2013	2014	2015
Education Institutions	2,527	2,756	2,825	2,819
Municipal Sector	4,290	3,899	4,144	4,702
Others Beneficiaries	282	1,042	1,061	1,045
	7,099	7,697	8,030	8,566
(1)

Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see Table 21 “Funded Debt of Public Sector”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2016 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction générale du financement et de la gestion de la dette, 12, rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances du Québec Internet web site at http://www.finances.gouv.qc.ca.; however, any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors including, among other things, Québec’s economic and political trends and Québec’s ability to control expenses and maintain revenues. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government outstanding as of March 31, 2016. Previous characteristics are not indicated.

TABLE 28

Borrowings-Government outstanding as of March 31, 2016
				Canadian Dollars
Maturity	Issue	Interest Payment	Coupon			CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
A) Payable in Canadian Dollars
2021-12-01	2001-02-13	06-01 & 12-01	4.50	782,945,480	834,001,255	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,237,624,125	US748148NX78	SFP(1) : 1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	374,011,797	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,300,944,192	CA748148PZ01	SFP(1) : 1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	1,216,554,622	1,248,197,662	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,695,355,847	CA748148QJ59	SFP(1) : 1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	1,254,035,762	1,447,211,838	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada
2031-12-01	2002-11-13	06-01 & 12-01	3.441	34,403,826	34,403,515	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,158,181,127	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	4,082,900,000	4,192,761,459	CA748148RL9
Medium-Term Notes
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,740,278	CA74814ZAQ69
2016-10-11	2006-10-11	10-11 & 01-11 & 04-11 & 07-11	Floating	200,000,000	200,000,000	XS0270863060	CAD-BA (3 months) + 0.03%
2016-10-23	2013-04-23	07-23 & 10-23 & 01-23 & 04-23	Floating	1,410,000,000	1,410,000,000	CA74814ZEQ24	CAD-BA (3 months) + 0.03%.SFP(3) : $1,410 million
2016-12-01	2006-01-30	06-01 & 12-01	4.50	3,000,000,000	2,996,907,897	CA74814ZDH34
2017-05-14	2006-12-14	02-14 & 05-14 & 08-14 & 11-14	Floating	200,000,000	200,000,000	XS0279291172	CAD-BA (3 months) + 0.07%
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,750,261	CA74814ZAR43
2017-12-01	2007-01-29	06-01 & 12-01	4.50	5,000,000,000	5,029,256,538	CA74814ZDR16	SFP(3) : $270 million

				Canadian Dollars
Maturity	Issue	Interest Payment	Coupon			CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
2018-12-01	2008-01-22	06-01 & 12-01	4.50	4,500,000,000	4,520,390,097	CA74814ZDU45	SFP(3) : $500 million
		03-19 & 06-19 &
2018-12-19	2013-12-19	09-19 & 12-19	Floating	2,994,000,000	2,994,000,000	CA74814ZET62	CAD-BA (3 months) + 0.185%
		02-21 & 05-21,
2019-08-21	2014-05-21	08-21 & 11-21	Floating	2,033,000,000	2,033,000,000	CA74814ZEU36	CAD-BA (3 months) + 0.165%; SFP(3) : $300 million
2019-12-01	2009-05-08	06-01 & 12-01	4.50	5,000,000,000	5,028,318,269	CA74814ZEE93
2020-06-10	2016-03-10	03-10 & 06-10 & 09-10 & 12-10	Floating	1,000,000,000	1,000,000,000	CA74814ZEY57	CAD-BA (3 months) + 0.330%; SFP(3) : $1,000 million
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	99,447,909	CA74814ZDC47
2020-12-01	2010-04-09	06-01 & 12-01	4.50	6,400,000,000	6,609,451,630	CA74814ZEG42
2021-12-01	2011-02-08	06-01 & 12-01	4.25	7,500,000,000	7,751,584,530	CA74814ZEH25	SFP(3) : $1,500 million
2022-12-01	2011-12-02	06-01 & 12-01	3.50	6,900,000,000	7,117,442,598	CA74814ZEL37	SFP(3) : $400 million
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	195,771,088	CA74814ZAX11
2023-09-01	2012-12-05	03-01 & 09-01	3.00	6,000,000,000	5,963,436,606	CA74814ZEP41	SFP(3) : $1,760 million
2024-09-01	2013-12-18	03-01 & 09-01	3.75	6,000,000,000	6,221,234,035	CA74814ZES89	SFP(1) : 2014-09-01
2025-06-01	2004-12-08	06-01 & 12-01	5.35	652,000,000	665,531,483	CA74814ZDE03
2025-09-01	2015-01-12	03-01 & 09-01	2.75	6,000,000,000	6,126,184,239	CA74814ZEV19	SFP(2) : 2015-09-01
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	103,504,641	CA74814ZBH51	SFP(1) : 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	102,209,536	CA74814ZCA99
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,901,420	CA74814ZCX9
2026-04-01	2007-04-01	04-01 & 10-01	7.50	165,850,000	165,850,000	CA74814ZDS98
2026-04-01	2011-04-01	04-01 & 10-01	6.40	90,000,000	90,000,000	CA74814ZEJ80
2026-09-01	2016-02-22	03-01 & 09-01	2.50	1,000,000,000	1,003,467,124	CA74814ZEX74	SFP(2) : 2016-09-01
2028-01-01	2008-06-20	04-01 & 07-01 & 10-01 & 01-01	1.797	413,516,559	413,516,559	CA74814ZDV28	Real return medium-term notes. Yields linked to the CPI for Canada.
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,000,000	CA74814ZCD3

				Canadian Dollars
Maturity	Issue	Interest Payment	Coupon			CUSIP Number or
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	ISIN Code	References
2035-04-01	1995-01-31	04-01	-	150,000,000	92,121,353	CA74814ZAH60	Others(1)
2035-04-01	1995-04-11	04-01 & 10-01	-	150,000,000	78,269,068	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-04-13	04-01 & 10-01	-	100,000,000	52,346,227	CA74814ZAT09	Others(2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	297,476,776	CA74814ZBP7
2035-04-01	1999-02-02	-	-	456,000,000	214,351,624	CA74814ZCB72	Zero-coupon note
2036-12-01	2008-11-04	06-01 & 12-01	3.25	801,195,234	863,949,333	CA74814ZDW01	Real return medium-term notes. Yields linked to the CPI for Canada.
2038-12-01	2006-08-29	06-01 & 12-01	5.00	5,000,000,000	5,050,978,506	CA74814ZDK62
2039-10-01	1999-02-05	-	-	525,000,000	214,291,608	CA74814ZCC5	Zero-coupon note
2040-04-01	2000-05-25	04-01 & 10-01	Various	463,000,000	476,326,654	CA74814ZCJ0	Others(3)
2041-12-01	2009-09-22	06-01 & 12-01	5.00	9,200,000,000	9,896,820,519	CA74814ZEF68
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,278,887	CA74814ZCW1
2043-12-01	2011-08-17	06-01 & 12-01	4.25	7,000,000,000	7,595,101,038	CA74814ZEK53	SFP(3) : $500 million
2045-12-01	2013-04-30	06-01 & 12-01	3.50	10,000,000,000	9,822,313,055	CA74814ZER07	SFP(1) : 2013-12-01
2048-12-01	2015-09-28	06-01 & 12-01	3.50	2,000,000,000	2,048,866,228	CA74814ZEW91	SFP(1) : 2015-12-01
2049-09-21	2008-12-01	09-21 & 03-21	5.10	13,440,000	13,522,060	CA74814ZDX83
2051-09-21	2006-11-23	09-21 & 03-21	5.00	420,000,000	446,760,757	CA74814ZDN02
2053-09-21	2008-12-01	09-21 & 03-21	5.10	37,192,000	38,133,766	CA74814ZDY66
2056-12-01	2006-04-07	06-01 & 12-01	Various	1,500,000,000	1,489,701,175	CA74814ZDJ99	Others(4)
2057-09-21	2008-12-01	09-21 & 03-21	5.10	9,857,000	9,842,842	CA74814ZDZ32
2058-09-21	2008-12-01	09-21 & 03-21	5.10	38,326,000	40,353,953	CA74814ZEA71
2059-09-21	2008-12-01	09-21 & 03-21	5.10	6,294,000	6,296,531	CA74814ZEB54
2061-09-21	2009-02-11	09-21 & 03-21	5.00	25,000,000	25,131,656	CA74814ZEC38
2062-09-21	2006-11-23	09-21 & 03-21	6.70	150,000,000	205,375,102	CA74814ZDP59
2065-06-01	2009-03-02	06-01 & 12-01	Various	385,000,000	370,342,677	CA74814ZED11	Others(5)
2065-06-01	2012-05-22	06-01 & 12-01	Various	335,000,000	354,718,962	CA74814ZEM10	Others(6)

				Canadian Dollars
Maturity	Issue	Interest Payment				CUSIP Number
Date	Date(1)	Date(s)	Coupon (%)	Nominal Value	Book Value	or ISIN Code	References
2065-09-21	2006-09-21	09-21 & 03-21	6.35	940,000,000	1,198,333,558	CA74814ZDM29
2075-06-01	2012-11-13	06-01 & 12-01	3.279	100,000,000	112,066,797	CA74814ZEN92	Others(7)
2076-12-01	2007-06-29	06-01 & 12-01	Various	500,000,000	490,484,564	CA74814ZDT71	Others(8)
Savings Products
Savings Bonds
2016-2022		06-01	1.10 - 1.40	372,166,010	372,166,010		Put(1)
Other Savings Products
2016-2026		Various	Various	9,084,102,247	9,084,102,247
Receiver General of Canada
2019-2039	1999-2013	02-01 & 08-01	3.55 - 6.93	95,747,049	95,747,049		Put(2)
Assumed Debt

2016-2017	1966-1967		5.125 - 5.75	132,003	132,003		Payable in semi-annual installments, including principal and interest
Immigrant Investor Program
2016-2021	2011-2016		1.15 - 3.19	4,873,200,000	4,662,510,984
Société d'habitation du Québec							Others(9)
2016-04-01	2015-04-01	1st of each month	0.970	631,937	52,904
2016-05-01	2011-05-01	1st of each month	2.750	835,047	29,781
2016-06-01	2011-05-01	1st of each month	2.750	59,161,612	22,568,286
2016-06-01	2011-05-01	1st of each month	2.750	497,205	333,281
2016-06-01	2013-06-01	1st of each month	1.670	750,895	64,028
2016-11-01	2013-11-01	1st of each month	2.000	10,850,200	2,467,064
2016-12-01	2011-12-01	1st of each month	1.640	40,784,646	31,250,671
2017-01-01	2012-01-01	1st of each month	1.490	114,802,955	78,618,382

				Canadian Dollars
Maturity	Issue	Interest Payment	Coupon			CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
2017-02-01	2007-02-01	1st of each month	4.480	64,558,765	34,765,537
2017-03-01	2015-03-01	1st of each month	0.550	5,921,568	2,969,002
2017-04-01	2012-03-01	1st of each month	1.670	38,660,983	28,774,177
2017-04-01	2015-04-01	1st of each month	0.980	1,229,373	668,907
2017-06-01	2013-06-01	1st of each month	1.670	10,615,621	3,393,691
2017-11-01	2013-11-01	1st of each month	2.000	8,803,886	3,753,297
2018-04-01	2015-04-01	1st of each month	0.790	400,585	279,191
2018-05-04	2014-05-04	4st of each month	1.980	130,391	71,909
2018-06-01	2013-06-01	1st of each month	1.670	85,978,176	65,851,990
2018-11-01	2013-11-01	1st of each month	2.000	29,962,775	21,375,702
2019-02-01	2014-02-01	1st of each month	2.080	16,534,922	12,576,454
2019-05-04	2014-05-04	4st of each month	1.980	31,572,162	22,536,598
2020-03-01	2015-03-01	1st of each month	0.980	15,858,151	13,318,927
2020-04-01	2010-04-01	1st of each month	1.050	157,084,399	144,668,892
2020-06-01	2010-06-01	1st of each month	3.430	56,624,229	41,519,126
2020-07-01	1999-07-01	07-01	Various	4,388,252	1,662,204
2020-10-01	2010-10-01	1st of each month	3.130	94,942,095	57,831,235
2021-07-01	1999-07-01	07-01	Various	21,254,718	9,550,534
2021-07-01	2014-07-01	07-01	6.875	2,615,622	2,313,315
2022-07-01	1999-07-01	07-01	Various	25,132,662	12,616,847
2022-07-01	2014-07-01	07-01	7.875	1,248,432	1,131,188
2023-07-01	1973-07-01	07-01	7.625	466,925	215,436
2023-07-01	1998-07-01	07-01	7.750	367,558	196,931
2023-07-01	1999-07-01	07-01	Various	34,907,533	19,110,223
2023-12-01	1984-12-01	1st of each month	7.875	698,907	331,087
2024-07-01	1974-07-01	07-01	8.000	1,382,326	714,110
2024-07-01	1975-07-01	07-01	7.875	638,433	327,290
2024-07-01	1999-07-01	07-01	Various	62,117,382	35,971,819

				Canadian Dollars
Maturity	Issue	Interest Payment	Coupon			CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
2024-07-01	2008-07-01	07-01	7.750	805,552	567,251
2024-07-01	2014-07-01	07-01	7.500	83,794	77,911
2025-07-01	1975-07-01	07-01	7.875	6,034,832	3,317,047
2025-07-01	1976-07-01	07-01	7.875	153,278	84,394
2025-07-01	1999-07-01	07-01	Various	36,110,549	22,465,099
2025-07-01	2014-07-01	07-01	7.500	1,268,524	1,190,843
2026-04-01	1999-04-01	04-01	5.944	53,464,692	31,969,581
2026-07-01	1999-07-01	07-01	Various	35,431,394	23,205,640
2027-04-01	1999-04-01	04-01	5.944	11,531,559	7,222,606
2027-07-01	1999-07-01	07-01	8.000	1,349,826	926,234
2028-04-01	1999-04-01	04-01	5.944	77,583,667	50,611,843
2028-07-01	1999-07-01	07-01	Various	7,283,852	5,149,077
2029-01-01	1981-01-01	01-01 & 07-01	Various	1,674,410	1,242,807
2029-04-01	1999-04-01	04-01	5.944	100,148,082	67,725,504
2029-07-01	1999-07-01	07-01	Various	12,255,097	9,055,061
2030-01-01	2000-01-01	01-01	Various	9,836,195	7,198,262
2030-04-01	1999-04-01	04-01	5.944	76,170,974	53,186,477
2030-07-01	1999-07-01	07-01	7.875	2,124,532	1,603,896
2031-04-01	1999-04-01	04-01	5.944	14,075,637	10,113,767
2032-04-01	1999-04-01	04-01	5.944	318,317	234,680
2032-07-01	1999-07-01	07-01	8.000	2,601,373	2,071,395
Others Consolidated Organizations
Various	Various	Various		1,062,243,607	1,062,243,607
Financement-Québec
		03-02, 06-02,
2016-06-02	2010-03-02	09-02 & 12-02	Floating	1,534,000,000	1,533,751,450	31739ZAP05
2016-12-01	2010-02-23	06-01 & 12-01	3.50	1,500,000,000	1,500,371,671	31739ZAN56
		01-25, 04-25,
2017-04-25	2011-07-25	07-25 & 10-25	Floating	1,420,000,000	1,418,213,824	31739ZAR60
2017-12-01	2011-01-21	06-01 & 12-01	3.50	1,600,000,000	1,607,693,705	31739ZAQ87

				Canadian Dollars
Maturity	Issue	Interest Payment	Coupon			CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	or ISIN Code		References
		03-01, 06-01,
2018-06-01	2012-12-12	09-01 & 12-01	Floating	1,542,000,000	1,543,495,279	31739ZAU99
2018-12-01	2012-01-24	06-01 & 12-01	2.40	1,500,000,000	1,496,364,719	31739ZAS44
2019-05-29	2013-10-29	11-29, 02-29, 05-29 & 08-29	Floating	1,000,000,000	1,000,000,000	31739ZAV72
2019-12-01	2012-07-13	06-01 & 12-01	2.45	1,500,000,000	1,499,339,687	31739ZAT27
2020-07-01	2010-07-01	07-01	3.46	132,883,809	72,078,358		Others(10)
2020-10-01	2010-10-01	10-01	2.87	1,237,230	662,303		Others(10)
2020-11-01	2010-11-01	11-01	2.77	7,771,505	4,150,769		Others(10)
2021-03-01	2011-03-01	03-01	3.54	8,468,601	4,601,630		Others(10)
2021-03-29	2011-03-29	03-29	3.23	122,531,060	66,124,279		Others(10)
2025-07-01	2010-07-01	07-01	3.83	3,465,730	2,519,576		Others(10)
2025-08-01	2010-08-01	08-01	3.59	980,300	709,182		Others(10)
2025-10-01	2010-10-01	10-01	3.35	1,063,800	765,766		Others(10)
2025-11-01	2010-11-01	11-01	3.28	218,431,000	157,005,258		Others(10)
2025-12-01	2010-12-01	12-01	3.59	36,000,000	26,043,620		Others(10)
2026-03-01	2011-03-01	03-01	3.92	110,500,163	80,480,106		Others(10)
2026-03-29	2011-03-29	03-29	3.65	5,981,834	4,332,807		Others(10)
2030-07-01	2010-07-01	07-01	4.04	279,650,462	228,955,197		Others(10)
2030-11-01	2010-11-01	11-01	3.50	21,360,569	17,310,123		Others(10)
2031-02-01	2011-02-01	02-01	3.95	42,858,800	35,030,528		Others(10)
2031-03-01	2011-03-01	03-01	4.12	21,464,580	17,599,504		Others(10)
2031-03-29	2011-03-29	03-29	3.89	193,460,374	157,946,610		Others(10)
2034-06-01	2006-07-26	06-01 & 12-01	5.25	1,522,350,000	1,552,180,865	31739ZAG06
				158,051,393,680	159,519,872,938
Adjustments relating to swap agreements				35,419,162,911	35,419,162,911
Total-Payable in Canadian Dollars				193,470,556,591	194,939,035,849

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
B) Payable in foreign currency
Payable in United States Dollars
2016-04-01	1986-04-01	04-01	9.00	250,000,000	249,981,977	324,251,622	LU002143534
2016-11-14	2006-11-14	05-14 & 11-14	5.125	1,500,000,000	1,499,543,712	1,945,058,149	US748148RS4
2018-05-14	2008-05-14	05-14 & 11-14	4.625	1,000,000,000	998,655,814	1,295,356,456	US748148RT21
2020-07-29	2010-07-29	01-29 & 07-29	3.50	1,500,000,000	1,497,397,466	1,942,274,253	US748148RU93
2021-08-25	2011-08-25	02-25 & 08-25	2.75	1,400,000,000	1,397,012,560	1,812,064,991	US748149AF82
2023-02-13	2013-02-13	02-13 & 08-13	2.625	1,250,000,000	1,246,455,744	1,616,777,745	US748149AG65
2023-07-15	1993-07-08	01-15 & 07-15	7.50	1,000,000,000	999,210,279	1,296,075,653	US748148PB31	SFP(1) : 1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125	1,000,000,000	998,594,471	1,295,276,888	US748148PD96	SFP(1) : 2004-02-09
2024-10-16	2014-10-16	04-16 & 10-16	2.875	1,600,000,000	1,588,923,601	2,060,992,802	US748149AH49
2026-12-01	1986-12-03	06-01 & 12-01	8.625	300,000,000	299,666,844	388,697,863	US748148KA05	SFP(2) : 1987-12-01 then SFP(1) : 1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50	1,500,000,000	1,496,891,991	1,941,618,602	US748148QR73
Medium-Term Notes
2016-08-31	2006-08-31	08-31 & last day of February	5.30	100,000,000	99,985,610	129,691,334	CA74814ZDL46
2018-08-07	1998-08-07	02-07 & 08-07	6.54	250,000,000	250,000,000	324,275,000	XS0089070485
2018-09-04	2015-09-04	03-04 & 06-04 & 09-04 & 12-04	Floating	1,200,000,000	1,199,933,428	1,556,433,650	US748148RV76	USD-LIBOR (3 months) + 0.23%; SFP(3) : US $1,200 million
2019-06-01	2006-01-30	06-01 & 12-01	4.937	5,000,000	5,000,000	6,485,500	CA74814ZDF77
2020-12-01	2006-01-30	06-01 & 12-01	4.962	5,000,000	5,000,000	6,485,500	CA74814ZDG50
2026-01-30	1996-01-30	01-30 & 07-30	6.35	149,875,000	149,861,852	194,385,808	US74815HBZ47	Put(3) : January 30, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14	99,770,000	99,770,000	129,411,667	US74815HCB69	Put(3) : 2016-02-27
2026-03-02	1996-02-29	03-02 & 09-02	7.485	150,000,000	150,000,000	194,565,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365	99,850,000	99,850,000	129,515,435	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035	50,000,000	50,000,000	64,855,000	US74815HCD26
2026-04-09	1996-04-09	04-09 & 10-09	7.38	100,000,000	100,000,000	129,710,000	US748149AE18
2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	64,855,000	US74815HCG56	Put(3) : 2016-04-15 & 2021-04-15
2026-04-15	1996-04-11	04-15 & 10-15	7.50	50,000,000	50,000,000	64,855,000	US74815HCF73
2026-07-22	1996-07-22	01-22 & 07-22	7.295	99,965,000	99,965,000	129,664,602	US74815HCJ95	Put(4) : 2006-07-22

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
2035-11-17	2005-11-17	05-17 & 11-17	5.40	75,000,000	74,846,653	97,083,593	US74815HCP5
2036-07-22	1996-07-22	01-22 & 07-22	7.97	160,000,000	160,000,000	207,536,000	US74815HCH30	Put(3) : 2016-07-22

				14,944,460,000	14,916,547,002	19,348,253,113
Adjustments relating to swap agreements				(12,517,942,704)	(12,517,942,704)	(16,237,023,481)
Total-Payable in United States Dollars				U.S.$2,426,517,296	U.S.$2,398,604,298	3,111,229,632
Payable in Japanese Yen
2017-02-15	2007-02-15	02-15 & 08-15	1.92	5,000,000,000	5,000,000,000	57,700,024
Medium-Term Notes
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	92,320,038	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,002,083,982	57,724,073	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	57,700,024	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	499,894,424	5,768,784	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,999,059,040	57,689,165	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-07	3.95	9,600,000,000	9,599,071,266	110,773,328	XS0070684252
2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,985,919,122	230,637,602	XS0070920243
2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	11,540,005	XS0071482599
2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	11,540,005	XS0071205248
2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	11,540,005	XS0071476864
2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	34,620,014	XS0071934755
2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	57,700,024	XS0071823925
2016-12-19	1996-12-19	12-19	3.80	5,000,000,000	5,000,000,000	57,700,024	XS0072031106
2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	23,080,010	XS0071771512	Interest payable $A1,072,210 per year
2016-12-19	1996-12-24	12-19	3.80	5,000,000,000	4,999,278,256	57,691,695	XS0072105157
2017-01-09	1997-01-09	01-09	4.72	3,000,000,000	2,999,651,999	34,615,998	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)
2017-01-23	1997-01-23	01-23	3.71	5,000,000,000	4,993,423,530	57,624,131	XS0073055328
2017-02-28	1997-02-28	02-28	3.74	4,000,000,000	4,000,000,000	46,160,019	XS0074014779

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
2017-07-24	1997-07-24	07-24	3.50	5,000,000,000	4,997,191,466	57,667,613	XS0078001772
2017-07-28	1997-07-28	07-28	3.50	3,000,000,000	2,998,898,606	34,607,304	XS0078671236
2017-07-30	1997-07-30	07-30	3.45	1,000,000,000	999,060,477	11,529,163	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526	1,300,000,000	1,300,000,000	15,002,006	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02	6,000,000,000	6,000,000,000	69,240,029	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,699,547,990	19,612,792	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01	5,000,000,000	5,000,000,000	57,700,024	XS0081272048
2018-08-20	2008-08-20	02-20 & 08-20	1.80	5,000,000,000	5,000,000,000	57,700,024	XS0382878345
2018-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,699,336,570	19,610,352	US74815HCL42
2028-03-21	2013-03-21	03-21 & 09-21	1.305	5,000,000,000	5,000,000,000	57,700,024	XS0907860919
2029-04-03	2009-04-03	04-03 & 10-03	2.73	13,000,000,000	13,000,000,000	150,020,062	XS0420287897
2029-04-27	2009-04-30	04-27 & 10-27	2.90	3,000,000,000	3,000,000,000	34,620,014	XS0425476891
				143,800,000,000	143,772,416,728	1,659,134,375
Adjustments relating to swap agreements				(143,800,000,000)	(143,800,000,000)	(1,659,452,688)
Total-Payable in Japanese Yen				¥-	¥(27,583,272)	(318,313)

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
Payable in Swiss Francs
Medium-Term Notes
2017-06-21	2006-12-21	06-21	2.625	500,000,000	499,287,408	675,806,843	CH0027984514
2018-01-19	2008-05-19	01-19	3.375	250,000,000	249,677,656	337,949,376	CH0039621724
2018-12-11	2009-02-11	12-11	3.875	200,000,000	200,150,723	270,912,556	CH0049484618
2021-12-17	2009-12-17	12-17	2.875	200,000,000	200,604,311	271,526,507	CH0107559392
2023-02-22	2013-02-22	02-22	1.125	250,000,000	249,958,383	338,329,353	CH205832618
2024-02-05	2014-02-05	02-05	1.50	200,000,000	199,095,387	269,484,114	CH0232842341
2024-11-21	2014-11-21	11-21	0.75	375,000,000	374,064,687	506,312,539	CH0258404455
				1,975,000,000	1,972,838,555	2,670,321,288
Adjustments relating to swap agreements				(1,975,000,000)	(1,975,000,000)	(2,673,246,896)
Total-Payable in Swiss Francs				SF-	SF(2,161,445)	(2,925,608)
Payable in Australian Dollars
Medium-Term Notes
2021-07-12	2011-07-12	01-12 & 07-12	6.50	225,000,000	224,913,296	223,935,814	AU0000QBCHF5
2025-03-10	2014-09-10	03-10 & 09-10	4.20	750,000,000	765,526,393	762,199,384	AU3CB0223774
2026-05-20	2015-11-20	05-20 & 11-20	3.70	105,000,000	105,698,632	105,239,262	AU3CB0234029
				1,080,000,000	1,096,138,321	1,091,374,460
Adjustments relating to swap agreements				(1,080,000,000)	(1,093,380,798)	(1,088,628,922)
Total-Payable in Australian Dollars				$A-	$A 2,757,523	2,745,538

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code		References
Payable in Pounds Sterling
2020-03-15	1984-02-15	03-15 & 09-15	12.25	50,000,000	49,878,295	93,034,482
Adjustements relating to swap agreements				(50,000,000)	(50,000,000)	(93,261,490)
Total-payable in Pounds Sterling				£-	£(121,705)	(227,008)
Payable in Euros
2030-03-12	2010-03-12	03-12	4.14	75,000,000	75,000,000	110,814,496	-
2030-04-29	2010-04-29	04-29	4.02	35,000,000	35,000,000	51,713,431	-
2031-12-15	2011-12-15	12-15	3.50	27,000,000	27,000,000	39,893,218	-
2033-06-17	2013-06-17	06-17	2.644	65,000,000	65,000,000	96,039,230	-
Medium-Term Notes
2016-06-20	2005-10-20	06-20	3.375	1,500,000,000	1,499,672,445	2,215,805,944	XS0233031326
2017-01-22	1996-11-29	01-22	7.08	51,129,188	51,103,452	75,506,710	XS0071659949
2018-04-03	2006-04-03	04-03	4.22	100,000,000	100,000,000	147,752,661	XS0248732264
2018-04-29	2008-04-29	04-29	4.75	1,250,000,000	1,249,797,569	1,846,609,165	XS0360897689
2019-01-11	1999-01-11	01-11	4/5/6/7.15	22,000,000	21,984,683	32,482,954	XS0092871242	Others(11)

				Foreign Currency Units
Maturity	Issue	Interest Payment	Coupon			Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
2019-04-29	2009-04-29	04-29	5.00	1,500,000,000	1,498,221,808	2,213,662,590	XS0425413209
2023-07-17	2013-07-17	07-17	2.25	1,000,000,000	996,453,814	1,472,287,025	XS0953580981	SFP(3) : $1,358 million
2024-01-22	2014-01-22	01-22	2.375	1,000,000,000	992,534,247	1,466,495,762	XS1019493896
2025-01-15	2015-01-15	01-15	0.875	1,750,000,000	1,738,888,961	2,569,254,712	XS1167203881
2025-10-28	2015-10-28	10-28	1.125	1,100,000,000	1,089,869,088	1,610,310,579	XS1311586967
				9,475,129,188	9,440,526,067	13,948,628,477
Adjustements relating to swap agreements				(8,475,129,188)	(8,475,129,188)	(12,522,228,899)
Total-payable in Euros				€1,000,000,000	€965,396,879	1,426,399,578
Total-payable in foreign currencies						4,536,903,819
Total-Funded Debt of Borrowings-Government						$199,475,939,668

Sinking Fund Provisions (“SFP”):

(1)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(3)	Amount deposited by the Government in the general sinking for the purpose of prudential liquidity.

Puttable (“Put”):

(1)	Payable at par at the option of the holder at any time prior to maturity.

(2)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Québec on six days’ notice subject to the requirements of the Canada Pension Plan.

(3)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(4)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Others:

(1)

$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026 04- 01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(2)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004 10 01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).

(3)	Coupon rate represents the effective yield on the borrowing.

(4)	Interest of 10% payable first day of June and December from June 1, 2006 to December 1, 2015 and 5 % from June 1, 2037 to December 1, 2056.

(5)	Interest of 14% payable first day of June and December from June 1, 2009 to December 1, 2013 and 9 % from June 1, 2042 to June 1, 2065.

(6)	Interest of 10% payable first day of June and December from June 1, 2012 to December 1, 2018 and 5 % from June 1, 2041 to June 1, 2065.

(7)	Interest of 8% payable first day of June and December from December 1, 2012 to December 1, 2021 and 5 % from June 1, 2043 to June 1, 2075.

(8)	Interest of 8% payable first day of June and December from December 1, 2007 to December 1, 2017 and from June 1, 2039 to December 1, 2076.

(9)	Payable in installments including principal and interest.

(10)	Borrowings contracted with the CMHC under the municipal infrastructure low-cost loans program. Payable in annual installments, including principal and interest.

(11)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.